As filed with the Securities and Exchange Commission on December 19, 2000


                                                      Registration No. 33-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                ----------------

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


      NEVADA                        2834                       88-0384042
--------------------     ----------------------------    -----------------------
(State or other          (Primary Standard Industrial    (I.R.S. Employer
 jurisdiction of          Classification Code Number)     Identification Number)
 incorporation or
 organization)


                     101 Convention Center Drive, Suite 310
                             Las Vegas, Nevada 89109
                                  702-735-7001
          (Address and telephone number of principal executive offices)

                     101 Convention Center Drive, Suite 310
                             Las Vegas, Nevada 89109
                                  702-735-7001
        (Address and telephone number of and principal place of business)

                   Dr. Janet Greeson, Chief Executive Officer
                      101Convention Center Drive, Suite 310
                                  702-735-7001
            (Name, address and telephone number of agent for service)

                                ----------------

                Approximate date of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

                                ----------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                        Proposed       Proposed
                                         maximum       maximum
 Title of each                          offering      aggregate       Amount of
class of Shares       Amount to be      price per      offering     registration
to be Registered       registered        share(1)      price(1)          fee
--------------------------------------------------------------------------------
  Common Stock,     6,500,000 Shares      $.61       $3,965,000        $1050.00
    $.001 par       of Common Stock
      value         (2)(3)(4)(5)(6)
--------------------------------------------------------------------------------

         -----------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the closing bid price and the closing ask price reported by the Nasdaq OTC Bulletin Board for the Company's Common Stock as of December 15, 2000.

(2) Includes 6,175,000 shares issuable in connection with a Stock Purchase Agreement with Fusion Capital Fund II, LLC . See "The Fusion Transaction, " and "Selling Shareholders."

(3) Includes 25,000 shares previously issued to J.G. Capital, Inc. and 100,000 shares issuable under warrants issued by the Company to Josephberg Gross & Co., Inc. See " Selling Shareholders."

(4) Includes 100,000 shares issuable under warrants issued by the Company to Alliance Financial, LLC. See "Selling Shareholders."

(5) Includes 50,000 shares issuable under warrants issued by the Company to Generation Capital Associates. See "Selling Shareholders."

(6) Includes 50,000 shares issuable under warrants issued by the Company to Douglas Bessert. See "Selling Shareholders."

                      -------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2000.
                                   PROSPECTUS
                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                        6,500,000 SHARES OF COMMON STOCK

Certain of our shareholders are offering a total of 6,500,000 shares of common stock pursuant to this prospectus, consisting of the following:

5,120,055 shares, which we currently estimate is the maximum number of shares that will be issuable pursuant to a $10,000,000 common stock purchase agreement entered into with Fusion Capital Fund II, LLC ("Fusion Capital") and 1,054,945 shares which we previously issued to Fusion Capital as a commitment fee. If more than 5,120,055 shares are purchasable by Fusion Capital under the common stock purchase agreement, we have the right, and presently intend, to terminate the common stock purchase agreement without any payment to or liability to Fusion Capital. At such time as Fusion Capital purchases $10,000,000 of our common stock, we, in our discretion, may elect to enter into a second identical $10,000,000 common stock purchase agreement. Any shares as to a second common stock purchase agreement are not included in this offering. See "The Fusion Transaction" and "Selling Shareholders."

25,000 shares previously issued to J.G. Capital, Inc., 100,000 shares issuable under warrants issued by us to Josephberg Gross & Co., Inc., 100,000 shares issuable under warrants issued by us to Alliance Financial, LLC, 50,000 shares issuable under warrants issued by us to Generation Capital Associates, and 50,000 shares issuable under warrants issued by us to Douglas Bessert. See "Selling Shareholders."

We will not receive any proceeds from the sale of any of these shares. However, we may receive up to $10,000,000 in proceeds under our agreement with Fusion Capital and we may receive proceeds from the exercise of the warrants. Our common stock is quoted on the Nasdaq Bulletin Board under the symbol "STGI." On December 15, 2000, the last reported sales price of our common stock was $.625 per share.

The selling shareholders may sell their shares in one or more transactions on the Nasdaq Bulletin Board or on any exchange on which our common stock may be listed. They may also sell in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling shareholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders (other than Fusion Capital) and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933. We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the shares from time to time. We will indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

Please see "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider in connection with any decision to purchase shares in this offering.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

NEITHER THE U. S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ________, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                                                          Number
                                                                          ------

FORWARD-LOOKING STATEMENTS.....................................................5

SUMMARY FINANCIAL DATA.........................................................5

RISK FACTORS...................................................................5

PRICE RANGE OF OUR COMMON STOCK................................................9

USE OF PROCEEDS...............................................................10

THE FUSION TRANSACTION........................................................10

PLAN OF OPERATION.............................................................12

BUSINESS......................................................................14

MANAGEMENT....................................................................24

PRINICIPAL SHAREHOLDERS.......................................................27

SELLING SHAREHOLDERS..........................................................28

CERTAIN TRANSACTIONS..........................................................30

DESCRIPTION OF SECURITIES.....................................................30

PLAN OF DISTRIBUTION..........................................................31

LEGAL MATTERS.................................................................32

EXPERTS.......................................................................32

WHERE YOU CAN FIND MORE INFORMATION...........................................32

CONSOLIDATED FINANCIAL STATEMENTS.....................................F-1 - F-18

INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................34

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION...................................35

RECENT SALES OF UNREGISTERED SECURITIES.......................................35

INDEX TO EXHIBITS.............................................................37

UNDERTAKINGS..................................................................38

SIGNATURES....................................................................39


                           FORWARD LOOKING STATEMENTS
                           --------------------------

         Some of the  information in this  prospectus  contains  forward-looking statements  within the meaning of the federal  securities laws. These statements include,  among others,  business  development plans,  strategies,  expectations regarding  competition  and market  acceptance  of our  products  and  services.
Forward-looking  statements typically are identified by use of terms like "may,"
"will,"  "expect,"  "anticipate,"  "estimate" and similar  words,  although some forward-looking  statements are expressed differently.  You should be aware that our  actual  results  could  differ  materially  from  those  contained  in  the forward-looking statements due to a number of factors, including our substantial
operating  losses,  availability  of  capital  resources,   ability  to  compete
effectively,  economic conditions,  unanticipated difficulties in development of products  and  services,  ability to gain market  acceptance  and market  share, ability to manage  growth,  dependence  on third  party  content  providers  and dependence on our key  personnel.  You should also consider  carefully the risks described in this  prospectus  or detailed from time to time in our filings with the Securities  and Exchange  Commission.  See "Risk Factors" and  "Management's
Discussion and Analysis of Financial Condition and Results of Operations."

                             SUMMARY FINANCIAL DATA
                             ----------------------

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the nine months ended September 30, 2000 is derived from our unaudited financial statements. The information for the years ended December 31, 1999 and 1998 is derived from our audited financial statements. See "Financial
Statements" and " Plan of Operation".

                             September 30, 2000        December 31, 1999          December 31, 1998
                             ------------------        -----------------          -----------------
Balance Sheet

Current Assets                           50,449                   13,184                     13,584
Net Fixed Assets                         24,159                   30,168                     18,501
    Total Assets                        241,629                  201,978                    175,301
Current Liabilities                     946,149                  465,498                     98,905
Total Shareholders
 Equity                                (954,520)                (513,520)                  (173,604)
                                       (Deficit)                (Deficit)                  (Deficit)
Statement of Operations

Revenues                                      -                   50,000                          -
Gross Profit                         (6,568,838)              (1,671,255)                (1,009,972)
Loss from Operations                 (6,568,838)              (1,671,255)                (1,009,972)
Other Income (Expense)                        -                        -                          -
Loss before income tax               (6,568,838)              (1,671,255)                (1,009,972)
Benefit from income tax                       -                        -                          -
Net Loss                             (6,568,838)              (1,671,255)                (1,009,972)



                                  RISK FACTORS
                                  ------------

         The securities offered hereby are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus. As used in this prospectus, the terms "we," "us," "our," "the Company" and "Steroidogenesis" mean Steroidogenesis Inhibitors International, Inc. (unless the context indicates a different meaning) and the term "common stock" means Steroidogenesis Inhibitors International, Inc.'s common stock, $.001 par value per share.

We have only a limited operating history with our current business model.

         We were incorporated in March, 1996. We therefore have only a limited operating history under our current business plan for you to evaluate our business. No independent market studies have been conducted concerning the extent to which our drug will be accepted. You must consider the risks, expenses and uncertainties that a research stage company like ours faces. These risks include our ability to successfully: complete the drug approval process as to Anticort; recognize sales and revenues, while currently there are none; meet our working capital needs; and otherwise become a profitable company. If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected.

We have a history of operating losses, accumulated deficits and limited funds.

         We have a history of operating losses and expect to continue to incur operating losses for the foreseeable future as we continue to invest in our plans. Our current financial resources are limited and will be utilized for execution and expansion of our business plan. Our ability to execute our plans will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable. Our operations are subject to all of the risks inherent in completion of drug research studies and then successful sale of the drug to the market. Our likelihood of success must be considered in light of our limited financial resources and the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new business including, without limitation, market acceptance of our products, regulatory requirements, unanticipated expenses and competition. We don't know if our business will be successful.

We need additional financing for growth.

         We may not be able to obtain additional capital or generate sufficient revenues to fund our plans. The growth of our business will require investment on a continuing basis to finance capital expenditures and related expenses for drug studies, labor, consultants, equipment, licenses and related agreements, marketing and other expenses. Our future capital requirements will depend upon a number of factors, many of which are not within our control, including research costs, working capital costs, marketing expenses, and competitive conditions. Although we have recently signed agreements for additional capital, we regularly pursue additional financing sources, but we may not be able to raise such capital or such capital may not be sufficient.

We may lose our primary funding source if Dr. Janet Greeson does not continue in Management.

         We are anticipating that our aggreement with Fusion Capital will result in Fusion Capital being our primary funding source for the forseeable future. To maintain continuity in Management and its dealings with the Company, both points indicated by Fusion Capital to be important to it, Fusion Capital included a provision in the agreement that an event of default will occur if Janet Greeson, a principal officer of the Company who also helped facilitate the relationship with Fusion Capital, is not both (x) a member of the Company's Board of Directors, and (y) Chief Executive Officer or President of the Company. No assuarance exists that she will remain with the Company, and if she does not, for any reason, we may lose the benefit of the Fusion agreement, which may result in a material adverse consequence to the Company due to the loss of funding.

Government regulation affects our business.

         The U.S. Federal Food and Drug Administration ("FDA") regulates pharmaceutical products, including testing and distribution, as may the various states on one or more issues, such as prescriptions. Due to the regulated nature of the pharmaceutical industry, our operations may be adversely impacted by the adoption of new, or changes to, existing laws or regulations or the interpretations thereof.

We are dependent on research and testing results.

         As most pharmaceutical companies, our current product Anticort(TM), and any future drug product, will depend, to a great but not exclusive extent, upon the successful completion of necessary research and testing. Such pursuits are costly and time consuming and may prove unsuccessful at any point. As part of this, the Company must successfully obtain FDA approval of its products, something never guaranteed. Failure to successfully complete any research or testing, or failure to obtain FDA approvals, may not only have an material adverse affect on the particular drug plan but also the Company.

We must establish and maintain our trade name.

         We must establish our name, primarily through successful marketing, as an accepted company supplying at least one, and hopefully more pharmaceutical products, and maintain such trade name or brand awareness. For us to be successful in establishing our brand, the pharmaceutical market, including consumers and distributors, must perceive us as offering quality, safe, cost-effective products. Our business could be materially adversely affected if our marketing efforts are not productive, or if we cannot create and maintain our trade name or brand awareness.

Our financial results may fluctuate significantly.

         Our operating results, including on a quarterly basis, may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include: the demand for our drugs as currently contemplated and as developed or marketed in the future; our expense for research, development and as we pursue our plans; the timing and amount of advertising and license revenues; the amount and timing of capital expenditures and other costs related to operations; the introduction of new products by us or our competitors; pricing changes in the industry; new government regulations that affect pharmaceutical companies and healthcare programs that purchase and dispense drugs; general economic conditions; and possible seasonality, price and cost factors affecting the sale of drugs. Due to all of these and possibly other factors, our operating results may fall below market expectations. If this happens, the trading price of our common stock would likely decline, perhaps significantly.

We face intense competition.

         The market for anti cortisol pharmaceutical products is relatively new, while the pharmaceutical industry is generally considered to be intensely competitive and rapidly changing. The indications we hope our drug and future drugs are intended to apply to, like HIV, are a focus of highly competitive large pharmaceutical companies with much greater resources, market recognition and distribution than the company, now and for the foreseeable future. We expect that competition will continue to intensify. We expect competition in our market, currently targeted as helping persons with what we believe are high cortisol related diseases, to increase significantly as new and existing companies enter the market or expand their product lines into the market. These potential competitors are likely to enjoy substantial competitive advantages, including: greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their products; relatively easy access to capital; longer operating histories; greater name recognition; and larger distribution and customer bases. There can be no assurances that we will be successful in competing. Any pricing pressures, reduced margins or inability to obtain market share or even loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results.

Revenues derived from ventures may not generate cash flows.

         We expect to derive a portion of our revenues from potential strategic, license agreements, and joint venture or partnership or research funding agreements. These agreements, if any, may not generate cash flow.

We will suffer if we are unable to hire and retain key personnel in high demand.

         We depend on the services of our senior management. Our success is largely dependent on our ability to hire highly qualified managerial personnel both knowledgeable about pharmaceutical products and the operations of a public company. These individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.

Our ventures may strain our managerial, operational and financial resources and may be disruptive to our business.

         We are trying to establish ventures with complementary businesses for the utilization of technologies, services and products and intend to continue these efforts in the future; however, we may be unable to integrate or implement these joint ventures or alliances effectively. Difficulties in this process could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

Financing for ventures may not be available.

         We do not know if we will be able to identify any future joint or other ventures, acquisitions or alliances or if we will be able to successfully finance these transactions. To finance these transactions, it may be necessary for us to raise additional funds through public or private financings, which may not be available on acceptable terms, if at all. A failure to identify or finance future transactions may impair our growth.

We face potential liability claims from the offering of our Products.

        While we intend to offer drug products that are safe and effective, after necessary testing, we face the risk that claims may be made against us for losses or damages, perceived or real, which could adversely affect our business. Although we do not carry general liability insurance, and intend to once sales commence, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and operating results.

We depend on others beyond our control.

         Like many businesses, we currently depend on others beyond our control, as well as those we engage or contract with in the future. Consultants, research testing organizations, distributors, and licensees, for example, may act or fail to act in a way that directly or indirectly damages our business. Our success depends significantly on our ability to create and maintain our relationships. Some of our agreements may be short-term and non-exclusive. These factors could be materially adverse to our business.

Our stock price is subject to market volatility.

         The stock market experiences volatility that affects the market prices of equity securities of pharmaceutical companies generally. This volatility includes rapid and significant decreases or increases in the trading prices of certain companies that do not bear any reasonable relationship to operating performance of such companies. These fluctuations may materially affect the trading price of our common stock. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation could result with substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Our stock price is highly volatile and could drop unexpectedly.

         The average daily trading volume for our common stock fluctuates significantly and as a result of this and other factors, the price at which our common stock trades is highly volatile and may fluctuate substantially for the foreseeable future. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

Our present Management has the voting power to control our affairs.

         As of the date of this prospectus, our officers and directors own approximately 19.41% of our outstanding common stock. Consequently, these individuals are in a position to influence the election of a majority of our Directors and to exercise control over our affairs generally.

Future sales of common stock could depress the price of our common stock.

         Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 14,500,000 outstanding shares of our common stock held by Management and other shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

Even if our stock price decreases, we may elect to cause purchases of our common stock to be made under the stock purchase agreement, causing more shares to be outstanding and resulting in substantial dilution.

         The purchase price for the common stock to be issued to Fusion Capital as the selling shareholder under the stock purchase agreement will fluctuate based on the closing price of our common stock. See "The Fusion Capital Transaction--purchase of shares under the common stock purchase agreement" for a detailed description of the purchase price and the relation of the purchase price to the percentage of the outstanding shares of our common stock issuable to Fusion Capital pursuant to the common stock purchase agreement.

         All shares registered in this offering will be freely tradable. We expect that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, subject to a three-month extension by the company. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. If Fusion Capital purchased the full amount of shares purchasable under the first tranche of the stock purchase agreement on the date of this prospectus, the purchase price would have been $1.00 per share and Fusion Capital would have been able to purchase shares of our common stock. Assuming Fusion Capital's purchase under the first tranche of the purchase agreement of a total of 10,000,000 shares of common stock on the date of this prospectus, these shares if issued, along with the 1,054,945 shares already issued as a commitment fee and considering the outstanding shares of the Company, would represent 29% of our outstanding common stock as of December 15, 2000. This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock is lower than the current trading price of our stock at the time Fusion Capital purchases shares of our common stock under the stock purchase agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital. Assuming a change in the trading price, up or down, of our common stock to $.75 , and a corresponding decrease in the purchase price under the common stock purchase agreement, 10,000,000 shares of common stock would be issuable to Fusion Capital under the first tranche of the common stock purchase agreement. This would represent more than 55% of our currently outstanding common stock. Although we have the right to suspend Fusion Capital's purchases under the stock purchase agreement, if our stock price is below $1.00, we may still elect to require fusion capital purchase shares under the stock purchase agreement. If our trading price is at least $5.00 for over 30 days, we can require fusion capital to purchase the available additional shares up to the entire aggregate of the $10,000,000 facility. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock.

The common stock purchase agreement could lead to downward pressure on our stock price.

         Either actual dilution caused by sales of our common stock to Fusion Capital or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Fusion Capital may lead to downward pressure on the trading price of our common stock could provide an incentive for short-selling which could also adversely affect the trading price of our common stock.

We are involved in suits that may result in adverse rulings to the company.

         The Company, and its directors, is involved in various suits with a former director and others. While the Company, upon advice of more than one attorney, believe these will eventually be resolved in favor of the Company, and the Company has already been successful on certain claims, as in any litigation, orders of the respective courts, or final determinations, may have a materially adverse affect on us. See, "Legal Proceedings."

The sale of the shares registered in this offering could cause our stock price to decline.

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, subject to a three-month extension by the Company. As we are required under law, we will need to file post-effective amendments to the registration statement to which this prospectus is made a part, to maintain a current prospectus. We may require Fusion Capital, as the selling shareholder, to purchase a significant amount of common stock at one time. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.

                         PRICE RANGE OF OUR COMMON STOCK
                         -------------------------------

         Our common stock is traded on the Nasdaq OTC Bulletin Board under the symbol STGI. The following bid quotations have been reported for the period beginning January 1, 1998, when the common stock was first priced for trading on the OTC electronic bulletin board and ending the quarter ended September 30, 2000. To the extent that the Company is unable to determine a bid price on a quarterly date, the prices below are determined on the closest date available to the Company:

                                   Bid Prices
                                   ----------
          Period                                        High           Low
          ------                                        ----           ---
          Quarter Ended March 31, 1998                  5.125          2.50
          Quarter Ended June 30, 1998                   6.25           4.00
          Quarter Ended September 30, 1998              4.625          1.25
          Quarter Ended December 31, 1998               2.75           0.375
          Quarter Ended March 31, 1999                  2.50           0.375
          Quarter Ended June 30, 1999                   2.5625         0.4375
          Quarter Ended September 30, 1999              1.97           0.4375
          Quarter Ended December 31, 1999               0.875          0.3125
          Quarter Ended March 31, 2000                  4.687          0.375
          Quarter Ended June 30, 2000                   3.00           1.125
          Quarter Ended September 30, 2000              2.00           1.062

         Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commission. Such quotes are not necessarily representative of actual transactions or of the value of the Company's securities, and are in all likelihood not based upon any recognized criteria of securities valuation as used in the investment banking community.

                                 USE OF PROCEEDS
                                 ---------------

         We will not receive any proceeds from the sale of securities being offered by this prospectus. We are registering the shares for sale to provide the selling shareholders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. However, we may receive up to $10,000,000 in proceeds under our agreement with Fusion Capital and we may receive proceeds from the exercise of the warrants. Such proceeds will be used for working capital and other corporate purposes. See, "The Fusion Transaction," and "Selling Shareholders."

         We have not declared any dividends on our common stock in the past two fiscal years and do not contemplate paying cash dividends for the foreseeable future, but instead will retain any earnings to fund our growth and research and testing. Any decision to pay cash dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and such other factors as our Board of Directors deems relevant.

                             THE FUSION TRANSACTION
                             ----------------------

General

         On November 13, 2000, we entered into a stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase up to $10 million of our common stock over a 25 month period from the date of this prospectus, which period may be extended an additional three months at the Company's discretion. The selling price of the shares will be equal to the lesser of (1) $20.00 or (2) a price based upon the future performance of the common stock without any fixed discount to the market price.

         Subject to the limits on purchase and the termination rights described below during each month, Fusion Capital shall purchase up to $400,000 of the Company's common stock. The obligation of Fusion Capital to purchase each month is subject to customary conditions, all of which are outside the control of Fusion Capital as well as the Company's right to suspend purchases described below.

         At such time as Fusion Capital purchases $10,000,000 of the Company's common stock, the Company, at its discretion, may elect to enter into an additional $10,000,000 common stock purchase agreement.

Purchase of Shares Under The Stock Purchase Agreement

         Under the stock purchase agreement, Fusion Capital will purchase shares of our common stock by purchasing from time to time a specified dollar amount of our common stock. Subject to the limits on purchase and the termination rights described below, each month during the 25-month term, or three-month extension, if any, Fusion Capital will purchase $400,000 of our common stock at the applicable selling price. This amount may be increased or decreased by us. The selling price per share is equal to the lowest of:

         - the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion Capital; or

         - the average of the three lowest closing sale prices of our common stock during the 15 trading days prior to the date of submission of a purchase notice by Fusion Capital; or

         - $20.00

         The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the 15 trading days in which the closing sale price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 4.99% of our then aggregate outstanding common stock immediately after the proposed purchase.

Our Right to Prevent Purchases

         If the closing sale price of our common stock is below $20.00, we have the unconditional right to suspend purchases until the earlier of (1) our revocation of such suspension and (2) such time as the sale price of our common stock is above $20.00. To the extent we need to use the cash proceeds of the sales of common stock under the stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the stock purchase agreement.

Our Right to Mandatory Purchases

         If the closing sales price of our common stock on each of the five trading days immediately prior to the first trading day of any monthly period is at least $5.00, we have the right to require that Fusion Capital purchase all or a portion of the remaining amount of the stock purchase agreement during the next two monthly periods. We may revoke, in our sole discretion, our written request with respect to any purchases in excess of the amount that Fusion Capital is otherwise obligated to purchase.

Our Termination Rights

         If the closing sale price of our common stock is below $20.00 for any 10 consecutive trading days, then we may elect to terminate the stock purchase agreement without any liability or payment to Fusion Capital.

Effect of Performance of The Stock Purchase Agreement On Our Company and Our Shareholders

         All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus, subject to a three-month extension by the Company. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the stock purchase agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases of the stock purchase agreement and to require termination of the stock purchase agreement in some cases.

No Short-selling or Hedging by Fusion Capital

         Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the stock purchase agreement.

Events of Default

         Generally, Fusion Capital may terminate the stock purchase agreement without any liability or payment to the Company upon the occurrence of certain events of defaults, including:

         - if for any reason issued shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - suspension by the Nasdaq Bulletin Board of our common stock from trading for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - our failure to satisfy any criteria of the Bulletin Board for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         - notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for purchase under the stock purchase agreement of shares of common stock; (2) our failure to confirm to the transfer agent Fusion Capital's purchase notice or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a purchase notice;

         - any material breach of the representations or warranties or covenants contained in the stock purchase agreement or any related agreements which has or which could have a material adverse affect on the Company subject to a cure period of 10 trading days;

         - a default of any payment obligation of the Company in excess of $1,000,000

         - any participation in insolvency or bankruptcy proceedings by or against our Company; or

         - Janet Greeson is not both (x) a member of the Company's Board of Directors, and (y) Chief Executive Officer or President of the Company.

Additional Shares Issued to Fusion Capital

         Under the terms of the stock purchase agreement, Fusion Capital received 1,054,945 shares of our common stock. Unless an event of default occurs, these shares must be held by Fusion Capital until the stock purchase agreement has been terminated.

         At such time as Fusion Capital purchases $10,000,000 of the Company's common stock, the Company, at its discretion, may elect to enter into an additional $10,000,000 common stock purchase agreement. On the date that the second $10,000,000 facility is commenced, Fusion Capital will be entitled to receive an additional amount of shares equal to 8% of $10,000,000 divided by the lower of (i) the average closing sale prices of the Company's common stock for the five (5) trading days before the Company delivers notice of its election to enter into the second facility or (2) the average of the closing sale price of the Company's common stock for the five consecutive trading days immediately preceding the trading day which is two trading days prior to the commencement of such second facility.

No Variable Priced Financings

         Until the termination of the stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity like securities unless we have obtained Fusion Capital's prior written consent.

Holdings of Fusion Capital Upon Termination of The Offering

         Because Fusion Capital may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon termination of the offering.

                                PLAN OF OPERATION
                                -----------------

         The following discussion and analysis should be read in conjunction with the financial statements appearing elsewhere in this report.

Plan of Operations

         In October 1997, the Company acquired approximately eighty-six percent (86%) of the outstanding shares of S. I., Inc., which is a subsidiary of the Company. Since the acquisition of its controlling interest in S. I., Inc., the Company has focused its operations on developing its proprietary drug, Anticort(TM). To develop Anticort the Company has been engaged in research and clinical studies.

         The Company remains a development stage Company with immaterial revenues and substantial general and administrative expenses, including expenses related to its clinical studies programs. The Company's cash has been provided from its fund-raising activities, all of which have been conducted on a private basis (as to fund raising, the company has received capital in private placements of restricted stock to persons known by Management and believed to be accredited investors.) The Company believes potential private placements, the agreement with Fusion Capital, and an eventual registered public offering, if successful, will assist the Company in meetings its cash needs, but there is no guarantee.

         The company plans to complete its clinical studies, particularly the study authorized by the FDA, and, eventually, assuming the success of those studies, to market it's Anticort product directly or through licensing agreements with third parties.

         While the company is in the FDA clinical trial phase it has not generated any revenues to meet capital needs, it has been successful in obtaining capital infusions in private transactions from existing shareholders or persons familiar with management. These sporadic private placements are only to persons who are, in management's opinion, accredited investors, willing to assume the risk of loss of their entire investment, and management hopes that these subscriptions will continue. The company is seeking an underwriter to underwrite a public offering of securities, and has sporadic discussions with interested parties in New York, primarily, in the hope that one will be engaged. However, except for an agreement to sell shares to Fusion Capital Fund II, LLC. ("Fusion Capital"), discussed below, no commitment exists for continued investments, or for any underwriting. The company has thus far been able to meet its capital needs, and believes that extensive discussions and certain agreements with various potential sources of funding may eventually reach necessary funding and agreements. The Board of Directors has directed the officers to file an SEC form SB-2 registration statement in the near future to, with conformity with applicable laws and regulations, offer registered securities to the market and/or as part of agreements with shareholders and others to allow them, as selling shareholders, to sell their shares, once received, in a registered offering, as in the case of fusion capital. Given the Company has been able to substantially meet its cash needs during the past 12 months, and management's estimation of what may occur in the months ahead, the company believes it will be able to continue to find avenues to obtain capital needed for operations.

         The Company needs to complete various research and development steps as part of its plans. These steps include the completion of phase l and start and completion of Phase ll clinical trials as to its Anticort product. These steps also include the application and obtaining of FDA final approval, and development of a complete product manufacturing and marketing plan or plans.

         On November 13, 2000, the company entered into a common stock purchase agreement with Fusion Capital Fund II,LLC a Chicago based institutional investor, whereby Fusion Capital agreed, subject to contract terms, to buy $10 million of the company's common stock. In addition, the Company has the option to require fusion capital to enter into a second identical common stock purchase agreement for the purchase of an additional $10 million of its common stock. The aggregate equity investment committed to the company by Fusion Capital is $20 million. These funds will be used to further develop the proprietary drug Anticort(TM), through FDA clinical trials and for acquisitions, alliances and other corporate opportunities. More specifically, fusion capital has agreed to purchase from the company up to $10 million of the common stock over a 25-month period, subject to a three-month extension by the company. After the U.S. Securities & Exchange Commission has declared effective a registration statement, each month STGI has the right to sell to fusion capital $400,000 of its common stock at a price based upon the market price of the common stock on the date of each sale without any fixed discount to the market price. At the Company's sole option, fusion capital can be required to purchase lesser or greater amounts of common stock each month up to $10 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to fusion capital. STGI also has the right to terminate the agreement at any time without any additional cost. Other terms and conditions apply.

         Management does not believe that the company will develop any material revenues until the company completes a clinical study which demonstrates the efficacy of Anticort for significant medical purposes and the company subsequently manufactures and markets Anticort directly, or with a joint venture marketing or manufacturing company, or pursuant to one or more licensing agreements. An exception maybe that the company could, with no guarantee, recognize revenues as part of plans, under way, to expand the focus of the company beyond just Anticort.

         Management estimates the company's operating expenses to be a minimum of $125,000 and a maximum of $150,000 per month, depending upon the company's payments to outside research and other consultants. The company is also dependent upon the proceeds of financing from the sale of its securities to fund its clinical studies, particularly the clinical study planned with the aids research alliance in California. The company's contract with the Aids Research Alliance requires it to pay $650,000 for the clinical study. The company paid $324,122.50 of the $650,000 contract amount, through March 15, 2000, and since then has paid approximately (un-audited) $150,000 through November 1, 2000.

         The Company has incurred research development stage losses since inception. These losses consist primarily of research and related expenditures, marketing costs, and consulting, and administrative overhead and expenses, incurred while the company seeks to complete development of its product, which includes studies and obtaining FDA final approval. No significant revenues have been earned by the company, or cash flow from operations, to help pay these operating needs.

         These losses were $1,671,255 and $1,009,972 during the years ending 1999 and 1998, respectively. The increase in the loss during 1999 was primarily the result of increased expenditures for research and development, consultants for business, public relations, and financial strategies, and legal expense.

                                    BUSINESS
                                    --------

History and Development of the Company

         The Company was originally incorporated in the State of Nevada on March 26, 1996. On October 21, 1997, we entered into an agreement to acquire up to 100% but no less than 86% of the issued and outstanding shares of Steroidogenesis Inhibitors, Inc., a Nevada corporation ("SI, Inc."). In connection with the agreement, the Company issued an additional 4,497,000 restricted shares to affect a share exchange with the shareholders of Steroidogenesis Inhibitors, Inc. and acquired 88.51% of the common stock of SI, Inc.

         The Company changed its name to Steroidogenesis Inhibitors International ("SII") on November 6, 1997, and control of the Company changed as the result of the reorganization, issuance of shares and the appointment of new officers and directors of the Company. The Company then focused its plan of operations on the business of developing a new class of pharmaceuticals described below.

         We are focused on being a biopharmaceutical scientific incubator developing therapeutic drugs primarily for the treatment of high cortisol related diseases. The Company's lead proprietary drug Anticort(TM) is the subject of FDA Phase1B/2A clinical trial for indications in HIV. The Company is also exploring the efficacy of Anticort(TM) as an effective treatment for other high cortisol related diseases such as Alzheimer's, Parkinson's, and Cancer. Our hope, with no guarantee of success, is to "incubate" pharmaceutical drugs both proprietary, as we develop them, and non-proprietary, being those we acquire by purchase, license, research arrangements, or other means. Other than our agreement, subject to litigation, with a licensee, "Althacem Pharma," there are no agreements with third parties for the license of our drug, or for the provision to us, by license or otherwise, their drugs, and there is no guarantee that we will reach successful agreements with third parties in the future. See, "Legal Proceedings."

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM) discussed below.

         The Company is a researcher and developer of pharmaceuticals for the treatment of conditions and diseases where, in the opinion of the Company and without clinical support, elevated levels of the stress hormone cortisol play a significant role in the immune system. The Company has developed a drug Anticort, based upon a high dose of a stabilized and complex form of procaine hydrochloride ("HCL"). Patients suffering from AIDS, HIV and other serious diseases such as Alzheimer's, Parkinson's and Cushing's have increased levels of cortisol, a powerful immuno-suppressive hormone. Management hopes that Anticort may be shown to return levels of cortisol to normal when tested in clinical research settings. Initially, the Company is focused on the application of Anticort to benefit people with AIDS. While not a cure for AIDS, the Company believes that Anticort, if clinically proven, may help people with AIDS. The Company plans to manufacture Anticort itself and market it through one or more licensees, wholesalers and pharmacies.

         Cortisol, sometimes dubbed the stress hormone, is manufactured by the adrenal gland. The adrenal gland is located above the human kidney gland and is popularly known to help individuals cope with the stress of everyday life, especially in cases of elevated stress like in situations involving fear, danger, or overwork. The gland supplies energy factors, such as glucose (a form of sugar), also with the commonly known "adrenaline" and other factors. However, when manufactured in large amounts as a result of continuous stress and/or inherited genetic conditions, such as depression, and allergies, cortisol works against the body, than for the body, in the opinion of Management, without clinically proven support.

         Anti-cortisol or steroidogenesis drugs, subject to clinical studies, which we hope will conclusively confirm their efficacy or value, and approval of the U.S. Food and Drug Administration ("FDA") for human use, are pharmaceutical compounds intended to prevent or counteract the effects of elevated cortisol by reducing cortisol in the human body, our belief without clinical support.

         Our Company is seeking to complete the development, including clinical testing and obtaining FDA approval, of our own anti-cortisol or steroidogenesis drug called Anticort.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

Background of Anti Cortisols

         It is essential to understand the foundational component upon which the Company's products and technologies are based: a hormone called cortisol.

         Cortisol is a hormone manufactured by the cortex, the outer layer of the adrenal gland, located on top of the kidneys. In order to manufacture cortisol the adrenal gland requires as a material the exogenous cholesterol, i.e., provided by outside foods. Such cholesterol is needed for cortisol production.

         Cortisol is a vital hormone which helps the human body cope with stress. When needed, the body responds by increasing the levels of adrenaline and other hormones in the blood, and by mobilizing large amounts of glucose and other anti-stress factors to provide the energy and zest needed in conditions that require instant action (i.e., fight or flight). Once the stressful situation is over, the level of cortisol returns to normal. But, if the stressful situation is continuous over an extended period of time, or is relatively permanent as in a stressful job, the level of cortisol remains elevated and does not return to normal. It is under these conditions that cortisol, a necessary and vital hormone during times of crises, may be harmful to the body. The foregoing is our opinion, and is not clinically proven.

The Product

         Anticort is a drug, based upon procaine hydrochloride ("HCl"), subject to clinical proof and governmental approvals, developed in capsule form, to hopefully lower cortisol. HCl is better known as a local anesthetic used to numb small portions of skin. Procaine is believed, in our opinion without clinical proof, to lower cortisol, previously elevated. It is this aspect of procaine vs. cortisol, that attracted our attention, and our decision to test it clinically; i.e. as an anticortisol in the treatment of diseases associated with elevated levels of cortisol. We, of course, hope to prove our opinion through clinical trials.

         While Management believes, pending future, if any, clinical proof, that Anticort may help with high cortisol diseases, such as AIDS, and, later subject to clinical studies, viral hepatitis B and C, aging and Alzheimer's, for reasons of strategy, the Company is focusing its initial attention on AIDS. Note that there is no clinical proof that the foregoing diseases are due to high cortisol.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

         Anticort remains subject to substantial clinical trials, and related requirements, including those imposed by the United States Food and Drug Administration, and the Company cannot provide any assurance that these tests will ultimately be proven successful or that the Company's Anticort(TM) product will be commercially marketable.

Beliefs, Claims

         Management believes there is an association of elevated cortisol with certain diseases. There are no clinical reports or studies that support this. However, the common wisdom was that elevated cortisol follows the diseases, i.e. elevated cortisol is often a result of these diseases and, as such, there was little interest in dealing or researching this result. This leads us to the natural conclusion, which is our hope to prove through clinical trials, that if anticortisol/steroidogenesis inhibitor drugs were to be utilized by persons having such diseases, the application should be capable of inducing statistically significant or beneficial results. (No clinical support exists.)

Clinical Trials

         A decision was made to prepare and submit an Investigation New Drug Application (IND) to the FDA, requesting approval to clinically test Anticort(TM) in an HIV+ population, with CD4 cells over 300, viral load of more than 10,000 copies and under anti-HIV medication.

         This IND application was reviewed and modified, with the oversight of comments and consideration of the requirements of the FDA, many times over a period of one year, and ultimately received FDA approval to commence clinical studies of the type Phase I dose related, to be followed by Phase II double blind studies. This first Phase IIb/IIa study, carried out under the approval of the FDA (FDA IND#52,663) is in progress right now at the AIDS Research Alliance, an independent testing organization, in Los Angeles. The purpose of the study, in summary, is to administer increased doses of Anticort(TM) to see if a) there are any side effects, and b) to ascertain if any improvements would be noticed as one or more levels of Anticort(TM) are used. The study is under way, and there are no results to report either way at this time.

         Government authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, promotion, marketing and distribution of drug products. Drugs are subject to rigorous regulations by the FDA in the Untied States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include, and may not be limited to:

         - preclinical laboratory tests, preclinical studies in animals and formulation studies and the submission to the FDA of an investigational new drug
(IND) application for a new drug or antibiotic (this has been accomplished by the Company, as noted above--IND application) ;

         - adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

         - the submission of a new drug application to the FDA; and

         - FDA review and approval of the new drug application prior to any commercial sale or shipment of the drug.

         Preclinical tests include laboratory evaluation of product chemistry toxicity and formulation, as well as animal studies. The results of Preclinical tests are submitted to the FDA as part of an investigation new drug application. A 30-day waiting period after the filing of each investigation new drug application is required prior to the commencement of clinical test in humans. At any time during this 30-day period or at any time thereafter, including as it may apply to the Company, the FDA may halt proposed or ongoing clinical rails until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay development of our product. Moreover, positive results of Preclinical tests will not necessarily indicate positive results in clinical trials.

         Clinical  trials  to  support  new  drug   applications  are  typically
conducted in three sequential phases, but the phases may overlap.

-During Phase I - the initial introduction to the drug into healthy human subjects or patients. The drug is tested to assess body metabolism, reactions and safety, including side effects associated with increasing doses.

-Phase II usually involves studies in limited patient populations to:

         - assess the efficacy of the drug in specific, targeted indications;

         - assess dosage tolerance and optimal dosage; and

         - identify possible adverse effect and safety risks.

- Phase III: if a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III, also called pivotal studies, or advanced clinical trails, are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites.

         After successful completion of the required clinical testing, generally a new drug application is prepared for filing, in which case the original application must be resubmitted with the additional clinical information. Once the submission has been accepted for filing, the FDA has 180 day to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

         If FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may refuse to approve the new drug application or issue a no approval letter, outlining the deficiencies in the submission and often requiring additional testing or information.

         The duration of the Phase I, for the US clinical trial of Anticort, may be about six months, since only one dosage would be used, one at a time, in sequential order, but the industry recognizes this may take more time, but there is no guarantee of how long it will take or whether it will be successful.

         In the case of Anticort, the Phase II study consists of double blind clinical testing, using the dose of drug that looked the most promising in the Phase I b. Double blind studies mean that the drug would be administered under a code number known only by the monitor of the study, by which patients would receive a capsule containing either the active drug or a placebo, i.e., an inactive ingredient (for example, sugar, oatmeal, etc) identical in color with the original product. The duration of the phase II, double blind, where the product is used in one or two groups of 40 patients (twenty on the active ingredient and twenty on placebo) would take about 12 to 14 months.

         The phase II double blind studies would be followed by phase III pivotal studies, where the drug would be administrated, still on double blind basis, to 200-3000 patients.

         Only after these studies, if successful, an NDA (New Drug Application) would be submitted to the FDA requiring the issuance of an approval or approvable letter.

         In the case of AIDS, the situation is different since it deals with a killer disease, for which help is needed as soon as possible. As such if a drug shows promises of being effective it might be put on a fast track status with subsequent conditional or compassionate approval. Approval if granted, would take less time and without going to the extensive Phase III. In certain cases, where a drug is showing outstanding statistical and clinical results, approval might be granted after only one clinical study, with the obligation to continue with additional studies, even after approval.

         In the case of Anticort we do not know or foresee future events, as such there is no guarantee that the drug would be successful when used in HIV positives individuals or the duration of clinical studies needed, or that "fast track" status will apply. We may fail.

         Also, in 1998, an Investigational New Drug Application was submitted to the Comisa de Medicamente (the Country of Romania counterpart to the U.S. FDA), which included U.S. documentation and protocols, to carry out a clinical study with a child dosage or version of Anticort(TM), in the treatment of five groups (four on Anticort(TM) and one on placebo) of children with HIV+. After receiving the approval to proceed, this study was started, and was in an advanced stage at the University of Craiova, Dept. of Pediatric Infectious Diseases, Romania., (no reportable scientifically acceptable results, either way, are yet available), but due to recent changes in FDA acceptance of clinical data with (by) foreign countries, the Company has been advised by counsel to reconsider proceeding with trials in Romania. A final decision has not been reached in this regard.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort.

Steps to Commercial Viability, Expenses, and Timeframe

         The interest of the Company is to finalize the development of a commercially viable product. This requires certain steps to be taken. Some of these steps can be anticipated, others may be necessary as we proceed. No assurance can be given that we will be successful in undertaking any or all the necessary steps. The steps taken by the Company and which must be taken are, for the most part, focused upon, hopefully, obtaining final FDA approval of ANTICORT, and are believed to be substantially the same as ones taken by other pharmaceutical companies in trying to secure approval for drugs.

         The Company, in collaboration with the AIDS Research Alliance (abbreviated as "Alliance" sometimes in this document) in Los Angeles, started the assiduous task of developing a protocol, which by itself represented more than one year's work, due to the changing aspects of AIDS therapy. A protocol is a game plan whereby a pharmaceutical company, like our Company, and a testing organization, like the Alliance, agree on what test should be done, what results will be considered significant or important enough to look for, and the timing and other points of the testing.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort.

         In the normal course of events, and assuming that the results are as favorable as we believe they will be, we should expect to go to the FDA around August 2000, to ask for "fast track" approval. The FDA would normally have 90 days to respond, by either approving the product, something we think could be advocated given the threat of the rapid extension of AIDS in the world; or the FDA might request additional studies. It should be added that another clause in FDA regulations states that if only one study shows remarkable results, then the FDA might consider the study to put it on "fast track" and eventually approve it. We hope there may be at least one remarkable result, and that the FDA will allows us, with no guarantee, to proceed on a fast track.

         As noted above, under the above "Clinical Trials," the FDA may designate a product application on "fast track" approval. If a drug is "fast track," then the FDA puts the application at the top of its approval committee schedule list. This provides for a rapid turn around for the administration part of the FDA approval process, and could, approximately, save from 6 to 18 months (in Management's opinion based on its own knowledge of the matter and without independent confirmation) in the approval process. If the Company's application is not designated for "fast track" approval, then it will have to follow the normal approval process summarized above under "Clinical Trials."

Research and Development

         We estimate we spent, on research and development, including payments towards clinical studies, approximately $50,648 and $145,291 during the fiscal years ended December 31, 1998 and 1997, respectively, and approximately $376,591 for the year ended December 31, 1999.

         Our expenditures, unaudited, to December 1999, approximate $3,000,000 on ANTICORT by our Company, including subsidiary, relate mostly to working capital, and the additional research on ANTICORT, attendance at International AIDS Conferences, helping to participate in and the organizing of the two International Conferences on Cortisol/Anticortisol, expenses incurred over a year with the AIDS Research Alliance in Los Angeles, trips, documentation and submission of the Investigational New Drug Application in Romania, and other research related expenses.

         It is of interest to note that it is our belief, from our knowledge of the industry, that the rule of thumb for a pharmaceutical corporation to reach the Phase I status is approximately $10,000,000, and so we believe we are doing well to try and streamline our expenditures.

         Regarding future expenses, leading to where we would apply for final FDA approval, should the research studies present results that are favorable, are estimated by the Company, with the advice of consultants like CATO Research Ltd., a specialized organization located in Durham, North Carolina, to be approximately $10,000,000. ("CATO" is a contract research organization, with offices in Washington D.C., North Carolina, and elsewhere, that assists pharmaceutical and biotechnology companies design, and execute development strategies as to products.). If we reach this point, and this is expended, additional money will be necessary for sales and marketing, manufacturing, working capital and other similar cost; again, once we are, hopefully, in production and selling the product. This may mean millions more will be needed by the Company, and it is difficult to estimate the figure at this date.

         We hope that the clinical studies, and namely Phase I and II, will be completed early 2001. By early 2001, approximately February 2001, we hope to submit to the FDA for their review and consideration of final FDA approval, with final approval by late 2001. Our best guess, without any guarantee, is that product manufacturing and sale on a commercial basis may start some time after this approval process. We are, however, open to potential licensing and or alliances by our Company of the product for other countries, and success in this endeavor, with no assurance, could result in license and similar revenues sooner.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

         We hope to meet the capital needs to undertake the steps through, primarily private funding, and later public registered financing, if possible.

Patents and Trademarks

         In 1997, in exchange for $108,968, Cortisol Medical Research, Inc., an anticortisol research and development company founded by a former Director (Alfred T. Sapse) of the Company and others, assigned all patents pending or to be filed relating to Anticort(R) to SI, Inc., the Company's subsidiary. The Company has filed an application for, and was issued, a U.S. Trademark for the name "Anticort(TM)" on July 28, 1998. The trademark number, issued by the U.S. Patent and Trademark Office, is 2,176,048. The former Director has also filed an application for a United States patent for "Composition of Anti-HIV Drugs and Anti-Cortisol Compounds and Method for Decreasing the Side Effects of Anti-HIV Drugs in a Human," and has assigned his rights in this application to the Company. The second patent application relates to the use of Anticort(TM) by individuals infected with HIV in order to decrease the side effects of anti-HIV drug therapy. Among the protections which the Company believes would be available to it upon the filing of patent applications and issuance of appropriate patents would be a patent relating to the method of manufacturing the Company's Anticort(TM) product, which method the Company believes is currently protected as a trade secret. The Company may also prepare and file applications for additional patents, although neither he nor the Company can anticipate when such applications, if any, may be filed or whether the Company will be granted any additional protection for its intellectual property in the United States or in other countries. While these patents are pending, the Company cannot estimate when these will be issued, or rejected. Also, a suit has been filed against the former Director and others as to the issue of misrepresentations and other claims by the Company in relation to the transfer of rights to Anticort in exchange for shares. See, "Legal Proceedings."

         While Management believe that the Company has protected certain of its intellectual property rights, and upon the filing of additional patent applications may further strengthen the protection of its intellectual property, the Company cannot assure any existing or prospective owner of its securities that such protections will be a safeguard in all circumstances against the duplication of the Company's product. The Company cannot provide any assurance that any patents which may be issued will not be challenged, invalidated or circumvented, or that any rights granted to the Company under those patents will provide proprietary protection or competitive advantages to the Company. Also, the Company has relied, and will continue to rely, on trade secrets to protect its technology, especially where patent protection has not been applied for or may not be appropriate or obtainable. The Company has tried to protect its technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. However, these agreements could be breached or, in any event, the Company's trade secrets could otherwise become known or independently discovered by competitors, as to which the Company may have no intellectual property protection.

Markets for Anticort(TM)

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

         Initially the Company will focus on the use of Anticort(TM) in HIV+ patients. It was recently estimated that 33.8 million people worldwide are infected with HIV, 16.3 million dead already, 5.3 new cases in 1999 alone, and 16,000 newly infected people every day. As funds become available to the Company to continue research and development of the anti-cortisol formulation, the Company will begin to direct its attention to Alzheimer's, Parkinson's, Cancer and depression diseases. This focus will require the successful completion of clinical studies.

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

Competition

         The Company anticipates facing competition in the HIV and AIDS markets, including by companies testing drugs to increase immune resistance (immuno-modulators) of these patients. Among the competitors are companies that are researching gamma interferon (Genentech) and Interleukin 2 (IL-2 Chiron) both in San Francisco and the GMSCF (granulocyte macrophage colony stimulating factor) by Immunex, in Seattle.

         The Company may also face competition from companies that are directing their AIDS research towards attacking the virus, with a number of leading pharmaceutical companies actively engaged in research and development of protease inhibitors and other anti-HIV agents in the fight against HIV and AIDS, with at least 12 products of this type present on the market.

         The pharmaceutical industry is highly competitive, with numerous large and small companies performing research and development. While the Company realizes it may be competing with companies that have greater resources, it is confident that, if and when its Anticort(TM) product receives FDA approval, it can effectively market its products and maintain a competitive position.

On-Going Clinical Studies

         Readers are cautioned that there is no guarantee of the Company successfully obtaining the necessary governmental approvals for Anticort(TM).

         Aids Research Alliance Clinical Project. On November 18, 1996, the Company submitted an Investigational New Drug Application ("IND") to the FDA titled:

         A PHASE II RANDOMIZED PLACEBO CONTROLLED DOUBLE BLIND STUDY WITH ANTICORT(R) (BRAND NAME OF PROCAINE HYDROCHLORIDE) IN HIV POSITIVES.TREATMENT-NAIVE, ASYMPTOMATIC INDIVIDUALS, WITH CD4 COUNTS BETWEEN 200 AND 500 CELLS/MMP AND VIRAL LOADS OF MORE THAN 10,000 COPIES.

         The FDA granted the Company IND# 52,663, and based upon documentation received, approved commencement of clinical studies. The Company believes this is significant. The significance of the FDA granting IND# 52,663 and allowing the clinical study to commence is a recognition that our documentation has merit, in the sense that there are no red flags to potential side effects of the product. Still, the pending studies are still needed to document not only the safety of the product, but also its efficiency. While exact figures are not known, our knowledge of the industry leads us to estimate that a majority or more of the applications filed with the FDA by other applicants are rejected. We believe the FDA allowing us to proceed is an important milestone in the development of the product, and is one we have successfully achieved. This, however, should not be interpreted that we have final FDA approval. During 1997, due to changing rules issued by the FDA, regarding the use of naive (untreated) versus treated HIV+ patients, and following extensive conferences with FDA representatives, the Company was advised to modify its initial protocol into a Phase Ib/IIa study, by which the phase Ib would consist in a dose related study, i.e., to see which concentration of Anticort(R) would be most effective, if any, and devoid or minimal side effects, followed by the double blind study (Phase
IIa). The purpose of this study in HIV positive patients under anti-HIV therapy is to stimulate or bring back to life an immune system severely damaged by cortisol. As it has become known recently, while the level of HIV under anti-HIV therapy drops below detectable levels, the immune system very often does not respond to the therapy. In that event, the patient becomes predisposed to a new virus proliferation and to the appearance of opportunistic or infectious diseases and cancers of the Kaposi sarcoma type, as well as others. The Company had selected the AIDS Research Alliance of Los Angeles to conduct its clinical studies at a cost of approximately $660,000. A protocol for a clinical study with Anticort(R) along these lines was finalized, submitted to the FDA, and approved without any changes. As of July 1, 1999, the AIDS Research Alliance has completed patient selection and received the necessary supply of Anticort(R) for the study. As of January 2000, the AIDS Research Alliance has completed the first step of the study (i.e. the first dose of ANTICORT(TM)) and is enrolling patients for the second step, (second dose). Currently approximately $475,000 has been paid to the AIDS Research Alliance. If the Company cannot continue to pay the Alliance as the study progresses, or delays in paying, the Alliance may cease or terminate its work, with a failure to continue the study bringing the Company to a standstill and material adverse effect to the Company.

         Canadian Study. The Company has entered into a license with Altachem Pharmaceuticals, a Canadian company formerly called Steroidogenesis Inhibitors Canada, Inc. ("Altachem") as exclusive licensee of Anticort in Canada. (See "Licensing Agreements," below.) Altachem has informed the Company that the Canadian Health Protection Branch ("HPB"), which is the Canadian equivalent of the FDA, has granted an approval which will permit a clinical using Anticort(R) following the same protocol that the Company is using in the United States. The purpose of the Canadian study is to support and extend the results of the domestic study and eventually to lead to the approval of Anticort(R) in Canada. The Company is currently involved in litigation with Altachem, as disclosed under the Section titled "Legal Proceedings" below. Since the Company is, nevertheless, pursuing its own studies, Management's opinion is that the loss of the Canadian study will not have a material impact on the Company or its plans.

         Romanian Study. A clinical study using Anticort(TM) Infacaps, the junior version of adult Anticort(R), was in progress in Romania following approval in October 1998 by the Romanian equivalent of the FDA (the Comisia de Medicamente). This study, carried out in five groups of HIV- positive children, (four groups on variable doses and one on a placebo), was intended to boost the immune system of children damaged by HIV and elevated levels of cortisol but has not been completed. Due to recent changes in FDA acceptance of clinical data with (by) foreign countries, the Company has been advised to reconsider proceeding with trials in Romania. A final decision has not been reached in this regard. The Company is in the process of reviewing the issue of the Romanian study, the viability of current plans, recommendations, and issues involving the status of the Romanian project.

         Outside the United States, the Company ability to market its product will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process, in summary, may often include all or many of the risks and issues associated with FDA approval set forth above. The requirements governing the conduct of clinical trials and marketing authorizations vary widely from country to country.

Marketing Strategy

         At the present time, the Company plans to manufacture Anticort(TM) itself and market it through licensees, wholesalers and pharmacies. Variables that will impact the pricing structure include demand, cost, competitors and strategic objectives. The Company intends to eventually generate sales of the Anticort(TM) product by setting a compelling price point and by developing, with the help of our consultants, a marketing strategy to create end user demand for the product. The Company intends to price its Anticort(TM) product at a relatively low, affordable level as part of this strategy, which is under development and we hope to complete prior to, hopefully, final FDA approval.

         The Company is limited in the final formulation and execution of its marketing strategies to not only conform to the condition of the Company, including its resources, at appropriate points in the future, but also to regulatory provisions of the FDA as to marketing and sale. When the Company has it product in late stages of the FDA process, the Company plans to hire a marketing firm, or consultant, that specializes in the pharmaceutical industry, relating to marketing and sales, and the Company intends to then finalize its marketing and sales plans.

Licensing Agreements

         In February 1996 SI, Inc., our Subsidiary, entered into a licensing agreement with Altachem. The agreement grants Altachem exclusive rights to manufacture, use, distribute and sell Anticort in Canada for $300,000, which has been paid to SI, Inc. Altachem also has the right to acquire licensing rights in certain other British Commonwealth countries on payment of licensing fees. The term of the agreement is ten years, commencing when the Canadian government grants all approvals necessary for the sale of the licensed products in Canada.

         It is believed that the Agreement is terminated, and the parties are in litigation. See the section herein, "Legal Proceedings."

         In order to increase distribution and market share, the Company intends to enter other licensing agreements for its products. The Company anticipates that the principal elements of any licensing agreement would be the following:

         -Definition of the territory and cash advance at the signing of the contract.

         -The licensee will finance all the work, research and other matters needed to secure their own regulatory agency approval for Anticort(R). Conversely, some of the licensing countries might elect to wait until the Company receives FDA approval in the United States. In this event, the Company would subsequently send them the United States eventual approval plus the necessary documentation so the licensees would be able to secure their own approval without the time and money required for their own testing.

         -Royalties representing a minimum guaranteed dollar amount, subject to annual increases.

         The Company is presently in negotiation with foreign representatives to license Anticort in other countries. The Company is seeking additional licensing agreements and joint ventures with entities interested in AIDS and/or viral hepatitis B drugs, with a view to having Anticort tested and approved in other countries.

         The Company also engaged, at the end of 1998, a consultant, for 200,000 shares, to help with services in connection with advising the Company on business strategies, identifying new business opportunities & licenses, including identifying other companies involved in pharmaceutical development as potential partners or targets for acquisition.

Employees

         The Company has five full-time employees.

Description of Property

         The Company's executive offices are currently located at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109. The 1,100 square foot office space is rented at a price of $2,650 per month. The Company does not have any laboratory or research facilities.

Legal Proceedings

         On November 4, 1999 the Company filed suit in Nevada, District Court, Clark County, Case No. A410592, against Altachempharma, Ltd. of Alberta, Canada, formerly known as Steroidogenesis Inhibitors Canada, Inc. and Steroidogenesis Inhibitors Canada, Inc. (the "Defendants") seeking a declaratory judgment, damages and other relief as determined by the Court in relation to a dispute with the Defendants. Steroidogenesis Inhibitors Canada, Inc. ("SI Canada"), is the licensee for the Canadian territory as to the ANTICORT(TM) product, and Altachempharma, Ltd. is believed to be the parent, the Company claimed that the Defendants have interfered with the arrangements which were made with Pashua Partners, L.P. ("Pashua"), an entity affiliated with Mr. Wollen, which intended to provide funding and other benefits to the Company. While the Company was in the course of finalizing arrangements with Pashua, the Defendants took the position that they were entitled under the License Agreement to step into the shoes of Pashua as to the pending transaction, even though they were a mere licensee for one Territory. We suffered damages in that this dispute caused the financial backers to terminate the anticipated $10 million funding and increased the risk for future financing considering the Company had to start from ground zero to obtain financing and all the time factors that go with it. The Nevada suit was later dismissed on grounds that the Defendant, from Canada, could not be subjected to the suit in Nevada. On or about January, 2000, a suit was filed in the Queens Bench in Calgary Canada by the Defendant against the Company seeking to enforce the Defendant's position above, and the Company retained counsel in Canada to represent and assist the Company. The Company believes that the Agreement with SI Canada providing it with a license as to Canada is terminated due to the actions of the licensee in breach of contract. The Company is asserting the claims from the Nevada suit in the Canadian proceeding.

         We are involved in suits with a former Director. We do not believe these suits have a material affect on us, though they are time consuming and involve the typical disadvantages of litigation, such as legal costs and negative perceptions, though we believe suits are more prevalent for companies these days. A suit, filed earlier this year though its legality and timing is in question by the Company, continues in the District Court, Clark County, Nevada, which suit was instituted by the former Director, Alfred T. Sapse. The allegations and positions of the parties in the suit, including that of the Company and its Directors, which have been included in the suit, are numerous and subject to additions, and changes in amendments, pleadings, motions, and hearings, and involve claims that the Board should not have compensated persons, including the officers and Board members, with shares of stock, the Company should not be allowed to sell shares of stock, the Company should hold an annual shareholders meeting to appoint Directors, that the former Director does not have sufficient shares in the Company to bring one or more of the claims, that the purported addition of alleged shareholders into the suit by the former Director, in various numbers depending upon what date the tally is made, is not legally valid, and other points. A total of 3,000,000 shares issued by the Board is at issue, such shares being "restricted securities" subject to SEC Rule 144, and until the disposition of the suit, these shareholders cannot sell or transfer such shares. While various rulings have been issued, the Board will not issue additional shares to itself until the matter is resolved upon advice of litigation counsel to the Company, which also represents the Board, in compliance with a court order that the Board not do so. In a suit by the former Director bringing claims of defamation, also in Clark County, Nevada, the Court ruled in favor of the Company on a summary judgment motion, against the former Director. In another suit by the Company, also in Clark County, Nevada, against the former Director, Cortisol Medical Research, Inc., allegedly owned by the former Director, and others, the Company is seeking to set aside shares of stock previously issued to one or more of such persons, among the positions being that the rights transferred into the Company as to the Anticort drug are not what was represented to the Company and so the shares should be cancelled. In a suit to obtain a restraining order on the shares of stock relating to the former Director, instituted by the Company in Texas, which is the state where our transfer agent in located. The Court issued a Temporary Restraining Order in favor of the Company on November 13, 2000, and, after deliberations by the parties including the former Director, the Court again, on December 15, 2000, issued a Temporary Injunction Order in favor of the Company against the former Director maintaining the restraining order. The Company believes it will be successful, for it and Management, in all suits involving the former Director.

         The foregoing is a summary of the current suits. The Company intends to vigorously pursue and defend these suits upon advice of counsel.

                                   MANAGEMENT
                                   ----------

         The following table sets forth the Directors and executive officers of the Company, their ages, and all offices and positions with the Company. Officers and other employees serve at the will of the Board of Directors.

                            Term Served As    Positions
Name of Director     Age    Director Since    With Company
-----------------    ---    --------------    ------------

Dr. Janet Greeson     57       Oct. 1997      Director, C.E.O.,
                                              Secretary

Albert Wollen         54       Feb. 2000      Director, President

Eugene Boyle          35       June 2000      Director, Chief Financial Officer,
                                              Chief Operating Officer

Welter Holden         68       Oct. 1997      Director

Paul Burkett          77       Oct. 1997      Director

Cynthia Thompson      40      March 1999      Director

H. Thomas Winn        60      March 1999      Director


Janet Greeson, Ph.D., has been a Director, Secretary and Executive Vice President, since October 31, 1997, and President from June, 2000, until October 30, 2000, and October 30, 2000 she was appointed Chief Executive Officer. She holds a doctorate in Psychology from Columbia-Pacific University, and, Masters of Arts degree from Rollins College, Dr. Greeson is an entrepreneur who has grown numerous start up companies into successful operations. In the early 1990's she sold her National Psychiatric Treatment Programs to Columbia/HCA. Since she joined the Company she has managed and undertaken the process of appropriate filings with the SEC, including the quarterly, annual statements, Form 10SB filing, successfully undertaken, to have the Company become a "reporting company" and satisfy the related NASD requirement that the Company be reporting to trade on the Bulletin Board (to help accomplish this, among other things, she coordinated all the interactions with Management, the attorney, auditor, and Edgar filings companies). Also, the Company received an IND from the Federal Drug Administration for clinical testing under FDA Phase IB/IIA status for a drug that, in the opinion of Management, holds promise to help combat HIV/AIDS. She had coordinated the appropriate filings with the FDA to accomplish this. In addition, she had a successful primary bid for Nevada's U.S. Congressional seat in 1994. After surprisingly winning the primary utilizing zero advertising dollars, she went on to campaign and was endorsed as the Democratic Nominee for the State of Nevada, even though she did not win the seat ( it was thought due to a lack of time). She also serves on the Advisory Board of Directors of Maxheal Inc., a company pursuing the sale of various pharmacological products and sits on the Board of Restaurant Connections International, Inc., a company with approximately 13 Pizza Hut licensed locations in Brazil.

Albert Wollen has been a Director, and the Chief Executive Officer, of the Company, since February 14, 2000, and became President on October 30, 2000. He has pursued the formation and development or acquisition of technology, biotechnology and similar businesses in the U.S. for the past five years. From 1985 to February 1993, he was an executive with Ladenburg Thalmann & Co., an investment banking and brokerage firm, located in New York, serving as Syndicate Manager, Executive Vice President, Director of Capital Markets, and a Director. From approximately April, 1995, he was Chairman of the Board of Telecom Technologies, Inc., Pamona, California, and participated in the sale of the
Company to AVT Corporation, a publicly trading company (NAS:AVTC), until January, 1996. From approximately February, 1995, to December, 1999, he was one of four co-founders and Managing Directors of Raintree Capital, L.L.C., a limited liability company which founded a company called First America Automotive, devoted to the sale of new automobiles of various manufacturers. From May of 1998 until September of 1999, he was a Director and the Executive Vice President of Automotive Realty Trust of America, a private real estate investment trust. From November, 1998, he has been the President and owner of a consulting company called Windermere Capital, L.L.C., which provides general business consulting. From November, 1999, he has been a Director of Mission Capital Partners, L.L.C., a company in the consolidation and merger and acquisition business.

Eugene Boyle, MBA, currently pursuing a law degree, serves as the Chief Financial Officer, Chief Operation Officer, and a Director of the Company since June 16, 2000. Mr. Boyle studied at Norte Dame University, and also obtained a degree in Computer Engineering and Applied Mathematics from Tulane University in 1987. He is a Veteran and served as a Lieutenant in the U.S. Navy as a Damage Control Officer on a U.S. Naval Frigates during the Gulf War. He then obtained a Masters of Business Administration (MBA) from Babson College, in 1993. He is currently in his second year of Law School at Concord University, Los Angeles, CA and is a pursuing studies as a chartered financial analyst and a certified financial planner designation. Mr. Boyle has held management, board positions and served as a consultant with several companies, helping companies with business plans relating to bridge financing, private placements, and SEC filings since 1995. Previously, Mr. Boyle was employed by Columbia/HCA (COL: NYSE) as Chief Operations Officer for the Southeast region and helped accomplish numerous mergers and acquisitions for different hospitals (during his tenure, he was responsible for reducing operational expenses by hundreds of thousands of dollars in the first few months). Mr. Boyle also has passed the series 7 and series 63 exams, securities brokerage registered representative, though he is not a practicing representative.

Welter "Budd" Holden has been a Director, since October 31, 1997. For the past five years, Mr. Holden, who acts as an independent consultant, has advised various projects in, primarily, Hollywood and Los Angeles, California, as to architectural and interior design. Mr. Holden is a graduate of the Pratt Institute in Brooklyn, New York, where he received a degree in architectural and interior design. He was an art director for the first colorized live television variety shows broadcast by NBC in the 1950's and 1960's. He has assisted the Company in recruiting and networking patients for clinical trails. He is the coordinator or liaison to the Board as serving under a newly formed Business/Scientific Advisory Board, in formation.

Paul J. Burkett, has been a Director, since October 31, 1997. Mr. Burkett has been involved in the mining industry for over forty years. His business over the past five years has concentrated on independent mining and real estate ventures. From 1986 to the present, he remains a Director on the Board of Aaminex Capital Corporation, Houston Texas, which is a company that owns inactive mining properties in Nevada and shares of stock in Nevada Gold and Casinos, Inc. From approximately July, 1993 to the present, he has been a Vice President and a Director of Nevada Gold and Casinos, a public company, a part owner of a gaming casino in Colorado. From March, 1998, to the present, he has been the President of Goldfield Resources, a wholly owned subsidiary of Nevada Gold and Casinos. Goldfield Resources owns approximately 500 non-active mining claims.

Cynthia C. Thompson, has been a Director, since March 31, 1999. Ms. Thompson is the Chief Executive Officer and founder, since May, 1998, of United States Service Company, a nationwide service company serving food and beverage original equipment manufacturers and food service vendors. In May, 1998 Ms. Thompson founded and has been President, of Intuitive Solutions International, Inc., a Houston, Texas, firm engaged in capital formation and operations management consulting. Ms. Thompson has also participated in providing debt and equity financing to Nevada Gold & Casinos, Inc., of whom Messrs. Winn and Burkett are directors. From approximately May, 1987 to May, 1993, Ms. Thompson was representative at E.F. Hutton/Shearson Lehman Brothers, Austin Texas, a brokerage firm, in the Regional Institutional Group department assisting with bank and institutional accounts. From May, 1993, to May, 1994, she was a corporate accounts representative with Oppenheimer & Company, Inc., a brokerage firm. From May, 1994, to May, 1998, she was the Director, Corporate Finance department, of D.E. Frey & Company, Inc., a brokerage firm.

H. Thomas Winn, has served as a Director, since March 31, 1999. Mr. Winn has served as the Chairman, Chief Executive Officer, President and a Director of Nevada Gold & Casinos, Inc., a public gaming and real estate development firm, since January 1994. He has also served as Chairman and President of Aaminex Capital Corporation, a consulting and venture capital firm since 1983.

No Director or executive officer of the Company has any family relationship with any other director or executive officer of the Company, except that Mr. Boyle is the son of Dr. Greeson.

Directors serve until the next annual meeting of shareholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

The Company is formed, by determination of the Board of Directors, an Audit Committee, and a Compensation Committee, and has also formed a Business/Scientific Advisory Board, with all of these under completion as to who will be appointed, policies and meeting schedules, with, however, Director Holden to act as initial Chair of the Business/Scientific Advisory Board.

Executive Compensation

         The following tables and notes present for the two years ended December 31, 1999, the compensation paid by the Company to the Chief Executive Officer and to the Company's most-highly compensated executive officers, other than the Chief Executive Officer, who were serving at December 31, 1999.

                           Summary Compensation Table

                         Long-Term Compensation

                                                Awards               Payouts
                                     --------------------------  ---------------
                                     Restricted  Securities
Name and                             Stock       Underlying      All Other
Principal Position  Year  Salary($)  Award(s)($) Options/SARs(#) Compensation($)
(a)                 (b)   (c)         (f)        (g)             (i)
--------------------------------------------------------------------------------
Alfred T. Sapse     1999  $60,000    $  5,000(1)       --             --
                    1998  $12,000        --            --             --


Dr. Janet Greeson   1999  $60,000        --            --             --
                    1998  $55,000    $500,000(2)       --             --

Tom Kubota          1999    $-0-     $  5,000(1)       --             --
                    1998    $-0-         --            --             --
                    1997    $-0-     $437,500(3)       --             --

--------
(1) The value of the restricted stock award has been determined by multiplying the shares awarded by the average of the high and low bid price, on March 31, 1999 of $1.43, less a discount considering the restriction.

(2) The value of the restricted stock award has been determined by multiplying the shares awarded by $2.50 which is the closing bid price of the Company's common stock on the available date closest to the award in April 1998.

(3) The value of the restricted stock award has been determined by multiplying the shares awarded by $.4375 which is the sole closing bid price available to the Company for its common stock in calendar year 1997.

(4) The restricted shares are held by Nanko Investments, Inc., a company owned and controlled by Mr. Kubota.

         As of the year ended December 31, 1999, the number and value of the aggregate restricted stockholdings of the persons named in this table, including shares held by them indirectly, was as follows:

             Name                      Shares                Value
             ----                      ------                -----

             Alfred T. Sapse           3,700,000             $1,619,012
             Tom Kubota                1,300,000             $  568,750
             Janet Greeson               773,000             $  338,187

 Note:  Mr. Sapse, and Mr.  Kubota are no longer members of Management.

         The value of the restricted shares has been determined on the basis of the closing bid price of $.4375 for the Company's shares of Common Stock on December 31, 1999.

         Dividends will be paid on any shares of restricted stock awarded to any of the named officers or their affiliates.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

       The following table sets forth information regarding beneficial ownership of our common stock as of December 15, 2000 by all persons known by us to own beneficially 5% or more of the outstanding shares of our common stock, each director, and all executive officers and Directors as a group:

Name and Address of            Number of Shares            Percentage
Beneficial Owner               of Beneficially Owned       Ownership of Class(1)
----------------------         ---------------------       ---------------------

Welter Holden(2)(3)(6)(8)              200,000                       .8%
205 Bradford Street
Provincetown, MA 02657

Dr. Janet Greeson(2)(6)(8)           1,200,000                      4.8%
8058 Pinnacle Peak Ave.
Las Vegas, NV 89113

Paul Burkett(2)(3)(6)(8)               301,500                      1.2%
4518 Whitset
Studio City, CA 91604

Cynthia Thompson(2)(3)(5)(6)(8)        234,000                       .9%
3040 Post Oak Blvd. #695
Houston, Texas 77056

H. Thomas Winn(2)(3)(6)(8)             140,000                       .6%
3040 Post Oak Blvd. #675
Houston, Texas 77056

Cortisol Medical Research(4)         1,555,400                      6.2%
2915 W. Charleston #7
Las Vegas, NV 89102

Albert "Bert" Wollen (2)(6)(7)(8)    1,200,000                      4.8%
Windermere Capital
5847 San Felipe, S. 310
Houston TX 77057

Eugene Boyle (2)(6)(8)               1,819,250                      7.0%
101 Convention Center Drive #310
Las Vegas, Nevada, 89109

All officers and Directors           5,094,750                     20.0%
as a group (7) persons (2)(6)

--------
(1) Calculated on the basis of 26,235,593 shares of Common Stock issued and outstanding and percentages are rounded and so are approximates.
(2)      Officer and/or Director.
(3)      The Director owns less than one percent.
(4) Includes 1,555,400 shares held by Cortisol Medical Research, Inc., subject to dispute by the Company. See, " Legal Proceedings."
(5) 25,000 shares are held by Intuitive Solutions International, Inc., which Ms. Thompson controls, and 10,000 are held in her name.
(6) Includes, in accordance with Rule 13d-3, shares an officer or Director may be deemed the beneficial owner, except note: Mr. Boyle is a son of Dr. Greeson, and they each disclaim beneficial ownership of each other's shares.
(7) Includes 200,000 shares held by Windermere Capital, L.L.C., a company he owns and controls.
(8) Includes shares issued to the Directors and that are the subject of a suit. See, " Legal Proceedings."


                              SELLING SHAREHOLDERS
                              --------------------

         Certain of our shareholders are offering a total of 6,500,000 shares of common stock pursuant to this prospectus, consisting of the following:

a. up to 5,120,055 shares, which we currently estimate is the maximum number of shares that are purchasable pursuant to a $10,000,000 stock purchase agreement entered into with Fusion Capital Fund II, LLC. ("Fusion Capital") and 1,054,945 shares which we already issued to Fusion Capital as a commitment fee (see "The Fusion Transaction)";

b. 25,000 shares of issued and outstanding common stock in the name of J.G. Capital, Inc. (see "Selling Shareholders") ;

c. 100,000 shares, underlying warrants, to J.G. Capital, Inc., and another 100,000 shares, underlying warrants, to Alliance Financial, LLC., which 200,000 shares total are to be issued, in connection with various agreements with Josephberg Gross & Co., Inc. and Alliance Financial, LLC., upon exercise of warrants by such firms;

d. 50,000 shares issuable under Warrants to Generation Capital Associates, an Atlanta, GA, firm ("Generation Capital"); and

e.       a total of 50,000 shares issuable under Warrants to Douglas Bessert.

         The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of December 15, 2000. Unless otherwise indicated, none of the selling shareholders has or had position, office or their material relationship with us within the past three years.

                                    OWNERSHIP OF SHARES      OWNERSHIP OF SHARES
                                      OF COMMON STOCK          OF COMMON STOCK
                                    PRIOR TO OFFERING(1)      AFTER OFFERING(2)
                                   ----------------------   --------------------
SELLING SHAREHOLDER                  SHARES    PERCENTAGE    SHARES   PERCENTAGE
-------------------                ---------   ----------   --------  ----------

Fusion Capital Fund II, LLC (2)    1,054,945      4.2%          --         --
222 Merchandise Mart Plaza,
Suite 9-112
Chicago, IL 60654

J.G. Capital, Inc.(3)                 25,000       .1%          --         --
633 Third Avenue
New York, NY 10017

Alliance Financial, LLC (3)             --         --           --         --
310 Little Elk Creek Ave.
Snowmass, Colorado  81654

Generation Capital Associates           --         --           --         --
333 Sandy Springs Circle
Suite 230
Atlanta, GA  30328

Douglas Bessert                         --         --           --         --

---------

(1) Does not include shares of common stock issuable upon the exercise of warrants, 100,000 each, to Alliance and Josephberg, and 50,000 each to Generation Capital and Douglas Bessert, but does include 1,054,945 shares already issued to Fusion Capital, and 25, 000 shares already issued to Josephberg.
(2) Given the agreement with Fusion Capital provides various terms as to the number of the issuance of the shares, we cannot readily estimate what will be the ownership of each of the selling shareholders after the offering, but believe it may includes 1,054,945 shares issued to Fusion Capital as a commitment fee in connection with the execution of the common stock purchase agreement and an estimated 5,120,055 shares which are purchasable under the common stock purchase agreement. The common stock purchase agreement provides that Fusion Capital may not beneficially own in excess of 9.9% of our outstanding common stock. See "The Fusion Transaction."
(3) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling shareholder will own upon completion of this offering.

                              CERTAIN TRANSACTIONS
                              --------------------

         The following transactions are believed by Management to be on terms as fair to the Company as those the Company could have obtained from unrelated third parties and arms-length negotiations.

         In April 1999 the Company issued 1,000,000 shares each to Mr. Alfred T. Sapse, a former Director, and Dr. Greeson or their nominees in consideration of their services to the Company. Also at that time, the Company issued 100,000 shares to each of the directors other than Mr. Sapse and Dr. Greeson in consideration of their service as directors of the Company.

         The Company paid Renee, Inc., whose President, Renee Sapse, is Sapse's wife, $24,000 in 1998 and $12,000 in 1999 for office space and maintenance of Sapse's auxiliary office.

         The Subsidiary, Steroidogenesis Inhibitors, Inc., acquired, for 5,100,000 shares, the ANTICORT technology rights from an entity controlled by the President of the Company, and also by agreeing to pay an additional $250,000 in the event of an offering (Private or IPO) of $5,000,000 or more, and licensing rights on a sliding scale.

         Subsequently, the Subsidiary, Steroidogenesis Inhibitors, Inc., in exchange for foregoing a debt of $108,968, by the President to the Subsidiary, secured the cancellation of the $250,000 committed in the event of an offering and the cancellation of licensing rights mentioned above.

         Mid 1999, before Mr. Wollen became an officer of the Company, his company, Windermere Capital, L.L.C., advanced, on behalf of Pashua Partners, a company which was under negotiations for a funding of the Company, the sum of $50,000 as an initial payment of a $500,000 intended loan to the Company. The loan was not, including terms, finalized since the funding transaction was not completed due to matters relating to certain litigation. See, Legal Proceedings." The Company and Mr. Wollen, have finalized the arrangement for the repayment of this advance, by Mr. Wollen having cancelled the debt in exchange for 200,000 shares of common stock, in restricted form with reference to SEC Rule 144.

                            DESCRIPTION OF SECURITIES
                            -------------------------

General

         The transfer agent and registrar for our Company is Securities Transfer Corp., Dallas, Texas.

Common Stock

         The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of common stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

         Holders of common stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the
Board of Directors out of funds legally available therefore. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Shares Eligible for Future Resale

         Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 26,235,593 outstanding shares of our common stock held by Management and other shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of our common stock. See, "Legal Proceedings," as to shares included in the ownership of Management that are the subject of a dispute.

         No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities. See "Risk Factors -- Future sales of common stock could depress the price of our common stock."

                              PLAN OF DISTRIBUTION
                              --------------------

         The common stock offered by this prospectus is being offered by the selling shareholders, Fusion Capital Fund II, LLC., J.G. Capital, Inc. and Alliance Financial, LLC., upon exercise of warrants by such firms. See "Selling Shareholders." The common stock may be sold or distributed from time to time by the selling shareholders, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         - ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq Bulletin Board;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         - in privately negotiated transactions; or

         - any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         The selling shareholder Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended, and Josephberg Gross & Co., Inc. and Alliance Financial, LLC., upon exercise of warrants by such firms and sales in connection with this offering, may also be deemed underwriters. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Neither we nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

         We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify Fusion Capital as the selling shareholder and related persons of Fusion Capital against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF OUR COMMON STOCK DURING THE TERM OF THE COMMON STOCK PURCHASE AGREEMENT.

         We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

                                  LEGAL MATTERS
                                  -------------

         Law Offices of Richard Rossi, P.A., will give an opinion for us regarding the stock offered in this prospectus.

                                     EXPERTS
                                     -------

         Tabor and Company, P.C., independent certified public accountants, have audited our consolidated financial statements at December 31, 1999 and 1998 and for the two years then ended as set forth in their included report. We have included our consolidated financial statements in the registration statement, in reliance on their report given their authority as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

         We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the SEC's website at: http://www.sec.gov.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998
                                TABLE OF CONTENTS





Independent Auditor's Report.                                            F-2

Consolidated Balance Sheet as of December 31,
   1999 and 1998.                                                        F-3

Consolidated  Statements of Operations for the period
   from Inception (September 5, 1994) to December 31,
   1999 (Unaudited) and the Years Ended December
   31, 1999 and 1998 .                                                   F-4

Consolidated Statements of Stockholders' Equity (Deficit)
   for the period from Inception
   (September 5, 1994) to December 31, 1999
   (Unaudited) and for the Years Ended
   December 31, 1999 and 1998 .                                          F-5

Consolidated  Statements of Cash Flows for the period
   from Inception (September 5, 1994) to December 31,
   1999 (Unaudited) and for the Years Ended December
   31, 1999 and 1998 .                                                   F-6

Notes to Financial Statements.                                        F-7 - F-13

Consolidated Balance Sheet as of September 30, 2000.                     F-14

Consolidated Statements of Operations for
          the period from Inception (September 5, 1994)
          to September 30, 2000, and for the Nine
          Months and Three Months Ended September
          30, 2000 and 1999.                                             F-15

Consolidated Statements of Stockholders' Deficit
          for the period from Inception
         (September 5, 1994) to September 30, 2000.                      F-16

Consolidated  Statements  of Cash Flows for
          the period from Inception (September 5, 1994)
          to September 30, 2000 and for the Nine months Ended
          September 30, 2000 and 1999.                                   F-17

Notes to Consolidated Financial Statements.                              F-18

                         REPORT OF INDEPENDENT AUDITOR'S

To the Board of Directors
Steroidogenesis Inhibitors International, Inc.

We have audited the accompanying consolidated balance sheets of Steroidogenesis Inhibitors International, Inc. (a development stage company), and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998. All information included in these financial statements is the representation of the owners of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit proves a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steroidogenesis Inhibitors International, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of its operations, and its cash flows the years ended December 31, 1999 and 1998, in comformity with generally accepted accounting principles.

The accompanying, cumulative statements of operations, stockholders' equity (deficit) and cash flows regarding the period from inception (September 5, 1994) through December 31, 1999, include activity prior to our engagement as auditors upon which we have not performed procedures. Therefore, we do not express an opinion on them.

Tabor and Company
Decatur, Georgia

March 06, 2000



                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS
                                                                            December 31,
                                                                    --------------------------
                                                                        1999           1998
                                                                    -----------    -----------
CURRENT ASSETS:
  Cash                                                              $     1,706    $       494
  Note receivable-related party                                          11,478         13,090
     TOTAL CURRENT ASSETS                                           -----------    -----------
                                                                         13,184         13,584
                                                                    -----------    -----------

PROPERTY AND EQUIPMENT, net                                              30,168         18,501

OTHER ASSETS:
  Patent registration costs                                              55,547         35,418
  Purchased  technology rights, net of accumulated
     amortization of $23,610 and $12,713 for 1999 and
     1998, respectively                                                  85,359         96,256
  Other                                                                  17,720         11,542
                                                                    -----------    -----------
     TOTAL OTHER ASSETS                                                 158,626        143,216
                                                                    -----------    -----------

                                                                    $   201,978    $   175,301
                                                                    ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                             $   283,498    $    68,905
  Short-term borrowing                                                   50,000         30,000
  Short-term borrowings, related parties                                132,000           --
                                                                    -----------    -----------
     TOTAL CURRENT LIABILITIES                                          465,498         98,905
                                                                    -----------    -----------

DEFERRED REVENUE                                                        250,000        250,000

SHAREHOLDERS' DEFECIT:
  Common stock, 25,000,000 share authorized at .001 par,
    15,443,909 and 10,004,212 issued and outstanding, respectively       15,444         10,005
  Common stock reserved to complete recapitalization                        111            124
  Paid in capital in excess of par, net of offering costs             5,284,603      3,958,690
  Accumulated deficit                                                (5,813,678)    (4,142,423)
                                                                    -----------    -----------
     TOTAL SHAREHOLDERS' DEFECIT:                                      (513,520)      (173,604)
                                                                    -----------    -----------

                                                                    $   201,978    $   175,301
                                                                    ===========    ===========



    The accompanying notes are an integral part of these financial statements


                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                        September 5,
                                           1994
                                      (Inception) to    For the Year Ended December 31,
                                        December 31,    -------------------------------
                                            1999            1999                1998
                                        -----------     -----------         -----------
                                        (Unaudited)

REVENUES:                               $    50,000     $    50,000         $      --
                                        -----------     -----------         -----------


EXPENSES:
  General and administrative              5,150,699       1,309,874             943,258
  Research and testing                      657,601         379,491              50,648
  Interest                                   13,945          13,945                --
  Depreciation and amortization              41,433          17,945              16,066
                                        -----------     -----------         -----------
                                          5,863,678       1,721,255           1,009,972
                                        -----------     -----------         -----------

NET LOSS                                 (5,813,678)     (1,671,255)         (1,009,972)

Weighted average number of
    shares outstanding                    8,031,458      13,391,109           9,407,694
                                        -----------     -----------         -----------


Earnings per share , basic and diluted  $     (0.72)    $     (0.12)        $     (0.11)
                                        ===========     ===========         ===========






    The accompanying notes are an integral part of these financial statements



                  STEROIDOGENESIS INHIBITORS INTERNATIONS, INC.
                          (A Development Stage Company)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                           Shares
                                                             Number       Par Value       Reserved      Paid in
                                                               of           Common          for        Capital in
                                                             Shares         Stock        Conversion   Excess of Par     Warrants
                                                          -----------    -----------    -----------   -------------   -----------
Inception at September 5, 1994
  Shares issued for cash, net of offering costs             6,085,386            609           --          635,481           --
  Warrants issued for cash                                       --             --             --             --            5,000
  Shares issued as compensation for services                  714,500             71           --        1,428,929           --
  Loss,  from inception through 12/31/96                         --             --             --             --             --
                                                          -----------    -----------    -----------    -----------    -----------
December 31, 1996                                           6,799,886            680           --        2,064,410          5,000

  Issuance of stock, prior to acquisition                     206,350             21           --          371,134           --
  Acquisition of subsidiary for stock                       1,503,000            150           --           46,545           --
  Shares of parent redeemed, par value $.0001              (8,509,236)          (851)          --              851           --
  Shares of public subsidiary issued, par value $.001       7,689,690          7,690            820         (8,510)          --
  Loss, development stage, 1997                                  --             --             --             --             --
                                                          -----------    -----------    -----------    -----------    -----------
December 31, 1997                                           7,689,690          7,690            820      2,474,430          5,000

  Additional conversion of parent's shares                    696,022            696           (696)          --             --
  Shares issued for cash to public, net of offering costs     693,500            694           --          605,185           --
  Shares issued in cancellation of debt                       525,000            525           --          524,475           --
  Shares issued as compensation                               400,000            400           --          349,600           --
  Loss, development stage, 1998                                  --             --             --             --             --
                                                          -----------    -----------    -----------    -----------    -----------
December 31, 1998                                          10,004,212         10,005            124      3,953,690          5,000

  Conversion of parent's shares                                13,000             13            (13)          --             --
  Shares issued in cancellation of debt                        30,000             30           --           29,970           --
  Shares issued  to public, net of offering costs              45,000             45           --           41,367           --
  Shares issued as compensation                             3,569,250          3,569           --          462,113           --
Shares issued pursuant to convertible debentures:
  Detachable warrants issued                                     --             --             --             --          152,125
  Detachable warrants exercised                               100,000            100           --          148,900       (149,000)
  Debentures converted to stock                             1,682,447          1,682           --          640,438           --
  Loss, development stage, 1999                                  --             --             --             --             --
                                                          -----------    -----------    -----------    -----------    -----------

December 31, 1999                                          15,443,909    $    15,444    $       111    $ 5,276,478    $     8,125
                                                          -----------    -----------    -----------    -----------    -----------

                                                             Total
                                                            Paid in                        Total
                                                          Capital in     Accumulated    Shareholders'
                                                         Excess of Par     Deficit         Equity
                                                         -------------   -----------    -----------

Inception at September 5, 1994
  Shares issued for cash, net of offering costs               635,481           --          636,090
  Warrants issued for cash                                      5,000           --            5,000
  Shares issued as compensation for services                1,428,929           --        1,429,000
  Loss,  from inception through 12/31/96                         --       (2,152,843)    (2,152,843)
                                                          -----------    -----------    -----------
December 31, 1996                                           2,069,410     (2,152,843)       (82,753)

  Issuance of stock, prior to acquisition                     371,134           --          371,155
  Acquisition of subsidiary for stock                          46,545           --           46,695
  Shares of parent redeemed, par value $.0001                     851           --             --
  Shares of public subsidiary issued, par value $.001          (8,510)          --             --
  Loss, development stage, 1997                                  --         (979,635)      (979,635)
                                                          -----------    -----------    -----------
December 31, 1997                                           2,479,430     (3,132,478)      (644,538)

  Additional conversion of parent's shares                       --             --             --
  Shares issued for cash to public, net of offering costs     605,185           --          605,879
  Shares issued in cancellation of debt                       524,475           --          525,000
  Shares issued as compensation                               349,600           --          350,000
  Loss, development stage, 1998                                  --       (1,009,945)    (1,009,945)
                                                          -----------    -----------    -----------
December 31, 1998                                           3,958,690     (4,142,423)      (173,604)

  Conversion of parent's shares
  Shares issued in cancellation of debt                          --             --             --
  Shares issued  to public, net of offering costs              29,970           --           30,000
  Shares issued as compensation                                41,367           --           41,412
Shares issued pursuant to convertible debentures:             462,113           --          465,682
  Detachable warrants issued
  Detachable warrants exercised                               152,125           --          152,125
  Debentures converted to stock                                  (100)          --             --
  Loss, development stage, 1999                               640,438           --          642,120
                                                                 --       (1,671,255)    (1,671,255)
                                                          -----------    -----------    -----------
December 31, 1999                                         $ 5,284,603    $(5,813,678)   $  (513,520)
                                                          -----------    -----------    -----------



    The accompanying notes are an integral part of these financial statements



                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                        September 5,
                                                           1994
                                                      (Inception) to    For the Year Ended December 31,
                                                        December 31,    -------------------------------
                                                            1999            1999                1998
                                                        -----------     -----------         -----------
                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              $(5,813,678)    $(1,671,255)        $(1,009,945)
  Adjustments to reconcile net loss
     net cash used in operating activities:
         Depreciation and amortization                       40,504          17,945              16,066
         Expenses paid through issuance of stock          2,291,182         479,627             350,000
  (Increase) decrease in assets:
      Notes receivable-related party                        (11,478)          1,412             (13,090)
      Other assets                                          (17,525)         (6,313)            (11,407)
  Increase (decrease) in liabilities:
      Accounts payable                                      283,498         214,793             (31,526)
      Deferred revenue                                      250,000            --                  --
                                                        -----------     -----------         -----------

NET CASH USED IN OPERATING ACTIVITIES                    (2,977,497)       (963,791)           (699,902)
                                                        -----------     -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased technology rights                              (108,969)           --                  --
  Purchase of property and equipment                        (47,062)        (18,580)            (15,706)
  Patent registration costs                                 (55,547)        (20,129)             (8,492)
                                                        -----------     -----------         -----------

NET CASH USED IN INVESTING ACTIVITIES                      (211,578)        (38,709)            (24,198)
                                                        -----------     -----------         -----------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from warrants                                    157,125         152,125
  Proceeds from debentures, net of discounts                642,120         628,175
  Proceeds from stock offering, net of costs              1,654,536          41,412             605,879
  Short-term loan proceeds                                  737,000         182,000              30,000
                                                        -----------     -----------         -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                 3,190,781       1,003,712             635,879
                                                        -----------     -----------         -----------

NET INCREASE (DECREASE) IN CASH                               1,706           1,212             (88,221)

CASH, beginning of period                                      --               494              88,715
                                                        -----------     -----------         -----------

CASH, end of period                                     $     1,706     $     1,706         $       494
                                                        ===========     ===========         ===========

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of subsidiary
    for stock                                           $       195     $      --           $      --
                                                        ===========     ===========         ===========
Short-term debt retired through issuance
    of stock                                            $   555,000     $    30,000             525,000
                                                        ===========     ===========         ===========
Debentures converted through stock issuance             $   642,120     $   642,120                --
                                                        ===========     ===========         ===========


    The accompanying notes are an integral part of these financial statements

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


1. Summary of Accounting Policies:

a.  The Company:

Steroidogenesis Inhibitors International, Inc. (the Company), was incorporated as Steroidogenesis Inhibitors, Inc., in Nevada in September, 1994. The Company was organized to engage in securing the patent for and the licensing of a drug called ANTICORT, a trademarked, proprietary drug. The product was developed by Cortisol Medical Research, Inc., the majority shareholder, from whom the Company purchased the rights. The product was developed for the treatment of diseases related to deficiencies in the immune system.

In October, 1997, the Company acquired WEBX Media, Inc. (the Subsidiary), a non-operating public shell through an exchange of stock. Subsequent to the acquisition, the Company changed its name to Steroidogenesis Inhibitors International, Inc.

The accompanying financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss since inception of $5,813,678. As such, the financial statements reflect recurring losses, working capital deficiencies, negative cash flows from operating activities, and adverse key financial ratios.The Company is dependent upon outside capital to continue in existence and to achieve profitable operations.

Management's plans for dealing with the adverse effects of the conditions cited above is to raise working capital through equity financing arrangements. Subsequent to December 31, 1999, the Company entered into a committment with an investment banker through which up to $2,000,000 will be advanced, collateralized by restricted registered stock. Under the agreement, the advances are converted periodically through the issuance of stock at a discounted market price. Through such, the Company had received advances of $425,000 through March 6, 2000. Furthermore, Management notes that many expenditures can be deferred until funds are available to continue development. While such a strategy would not be preferred due to a competitive market, Management is willing to pursue it if necessary.

b. Basis of Consolidation:

The accompanying financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

The acquisition of the Subsidiary occurred October 21, 1997. In accordance with generally accepted accounting principles, the results of the Subsidiary's operations through the acquisition date are not included in the consolidated operating statements.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


c.  Plant, Property, and Equipment:

Fixed assets purchased are recorded at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets. Depreciation expense was approximately $7,045 and $5,100 for the years ended December 31, 1999 and 1998, respectively.

d. Intangibles:

1) Legal fees associated with registering Anticort, and derivative patents are recorded at cost. Amortization, once the patent is approved, will be calculated using the straight-line method, over the estimated useful lives of the patents.

2) Purchased technology rights are recorded at cost and are being amortized using the straight line method over the estimated useful life of the technology. Amortization of purchased technology was approximately $10,900 for the years ended December 31, 1999 and 1998, respectively.

e. Earnings per share

The Company calculates earnings per share in accordance with SFAS 128. At December 31, 1998, there were no dilutive warrants or options outstanding. At December 31, 1999, there were 50,000 detachable warrants with a cashless exercise feature in which the number of shares to be issued depended upon the trading price of the stock on the date of exercise. These options were converted subsequent to the balance sheet for approximately 38,800 shares. Because the Company has had development stage losses, the effect of including these securites in the calculation of earnings per share would be to reduce the loss per share rendering the cashless exercise feature as non-dilutive.

f. Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


2. Reverse Acquisition of Subsidiary:

On October 21, 1997, the Company acquired 100% of the outstanding stock of WEBX Media, Inc., through a reorganization agreement. Under the agreement, the principal shareholders of the Company exchanged their stock on a share for share basis for the stock of the Subsidiary. At the time of the acquisition, the Subsidiary was non-operating public shell with no significant assets. The Company then converted such shares into shares of the Subsidiary for the purpose of becoming a public company.

The Company exchanged 1,503,000 shares pursuant to the acquisition. Of these shares, 1,000,000 were issued for services pertaining to the acquisition. See note 8, Related Party Transactions, and note 7 a.& b., Stock Transactions. The balance of the shares were issued to the shareholders of the Subsidiary.

The Company has accounted for this transaction as a capital transaction; a retirement of the Company shares and issuance of Subsidiary shares. Because the Subsidiary shares have stated par value of $.001 compared to Company shares at $.0001, the exchange resulted in a reclassification from 'additional paid in capital' to 'par value', as reflected in the Statements of Stockholders' Equity (Deficit).

At the acquisition date, approximately 88% (6,186,000 of 7,006,236 shares) of the Company stock held prior to the acquisition was converted. The Company reserved additional Subsidiary shares to convert the balance of the remaining Company shareholders as they were located. During 1998 and 1999, an additional 10% of the shareholders of record at the acquisition date had converted their shares.

3. Short-term borrowing:

At December 31, 1999, the Company had an amount due to an entity for $50,000 which accrues interest at 8% per year. The entity has agreed to retire the amount in exchange for stock.

Also, at December 31, 1999, the Company had amounts due from two entities totalling $132,000. These loans are unsecured, due on demand, and do not accrue interest. One of the loans is from an entity in which an officer of the Company has a majority interest. The other loan is from an entity owned by a family member of the officer. These entities have agreed to retire these amounts through the issuance of stock.

The Company had a short-term borrowing without interest at December 31, 1998, for $30,000. The liability was satisfied by issuing 30,000 shares of common stock subsequent to the balance sheet date.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


4. Deferred revenue:

The Subsidiary received $250,000 from Steroidogenesis Inhibitors Canada, Inc., ( SI- Canada) for a licensing agreement prior to the acquisition date. The licensing agreement has a duration of ten years beginning with the date the drug is approved for use in Canada. Pursuant to the agreement, the Company has agreed to provide assistance in securing such approval. The revenue will be recognized as expenses are incurred in providing such assistance. Pursuant to an amendment to the licensing agreement, during 1999, the Company received $50,000 when SI-Canada became a public company. The Company is currently involved in litigation with this entity. See Note 10.

5. Commitments and Contingencies:

The Company has contracted with the Aids Research Alliance to perform clinical testing required pursuant to the Company's efforts to secure FDA approval for Anticort. Approximately $227,000 of the $650,000 contract was paid during March 1999. Accrued at December 31, 1999, and paid in early January was $64,825.

The Company made office space rental payments of approximately $16,000 during 1998, pursuant to an agreement expiring during 1999. During 1999, the Company entered into a three-year lease for office space calling for payments of $22,270, $32,080, $33,032, and $11,116, for 1999 through 2002, respectively.
Rent paid during 1999 was $22,942.

6. Income taxes:

Both the Company and its Subsidiary have incurred substantial tax losses since inception. Realization of the tax benefits of such are dependent upon future taxable income within the period of time permitted by the tax code (20 years from the year of loss). Because future earnings are uncertain, the future benefits of carryforward losses have not been accrued.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


7. Stock transactions:

a. Stock warrants and options:

The Company had outstanding stock options at December 31, 1998 & 1999.

A summary of the status of the Company's outstanding warrants and options at December 31, 1999 and 1998, and changes during the years ended on those dates is presented below:

                                                         Weighted     Average
                                                          Average   Contractual
                                              Shares       Price        Life
                                           ----------     ------      --------
Outstanding & exercisable at  12/31/97        100,000     $ 3.50      06/30/00

Granted during the year ended 12/31/98      1,218,500       5.00      12/31/99
                                           ----------     ------      --------
Outstanding & exercisable at 12/31/98       1,318,500       4.88      01/15/00

Granted during the year ended 12/31/99        150,000        .32      03/15/04

Exercised during 12/31/99                    (100,000)       .01      02/14/04
Expired at 12/31/99                        (1,218,500)      5.00      12/31/99
                                           ----------     ------      --------
Outstanding & exercisable at 12/31/99         150,000     $ 2.65      09/30/01
                                           ==========     ======      ========

The 1,218,500 options granted during the year ending December 31, 1998, were pursuant to a 506 offering. This included the 525,000 shares of stock issued in satisfaction of the short-term debt at December 31, 1997.

During the year ended December 31, 1999, 150,000 detachable warrants were issued with convertible debentures. The warrants were valued at the difference between the exercise price at the trading price of the stock on the date the warrants were issued. Of the warrants issued, 100,000 were exercised during 1999. The remaining warrants had a cashless exercise feature which adjusted the amount of shares to be issued for the trading price of the stock on the date exercised. In full satisfaction of those outstanding detachable warrants, 38,807 shares were issued in February, 2000.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


b. Stock as compensation:

The Company issues stock as compensation for services and supplies, valuing such issues premised upon the fair market value of the stock or the services, whichever is more clearly determinable.

During 1998, the Company issued 400,000 shares for services rendered by non-employees.

During 1999, the Company issued 3,569,250 shares of stock as compensation, valuing such issuances at $465,682.

An additional 100,000 shares were issued in January for services incurred and accrued during 1999.

c. Stock option plan

The Company has a stock option plan under which 2,500,000 shares are reserved. At December 31, 1999, no options have been granted pursuant to the plan.

8. Related party transactions:

The Subsidiary purchased the technology rights (Note 1.d.2) from an entity controlled by the president of the Company for $108,968. SI-Canada, subsequent to securing the licensing agreement with the Company (Note 4), issued 300,000 share to the president of the Company. Also, during 1999 & 1998, consulting fees of $24,000 were paid to an entity owned by a family member of a director. At December 31, 1999, a director of the Company has been advanced $11,478. It is scheduled to be repaid during the year ending December 31, 2000.

Directors of the Company received stock as compensation for consulting services during 1999 and 1998 which was valued at $161,150 and $300,000, respectively.

9. Risks and uncertainties:

Marketability of the product is dependent, among other things, upon securing additional capital to successfully complete the clinical testing of the product, securing FDA approval, and procurement of viable patents.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                         Notes to Financial Statements


10. Litigation

SII-Canada, to whom certain licensing rights were sold as described in Note 4, is suing STGI claiming default under a provision of the licensing agreement pertaining to licensing rights outside of Canada. SII-Canada contends they are entitled to worldwide rights of the technology, or in the alternative, damages of $100 million. A default judgement exists in Canada but the Company's attorney is certain that the Company will be successful in setting aside that claim due to questionable service of the initial notice.

The Company will vigorously defend against the suit and is confident regarding the outcome. The Company is countersuing seeing termination of the agreement and damages of $15 million.

                STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                               SEPTEMBER 30, 2000

                                     ASSETS

CURRENT ASSETS:
  Cash                                                   $    32,927
  Note receivable-related party                               17,522
                                                         -----------
   TOTAL CURRENT ASSETS                                       50,449
                                                         -----------

PROPERTY AND EQUIPMENT                                        24,159
                                                         -----------

OTHER ASSETS:
  Patent registration costs                                   74,114
  Purchased  technology rights, net of accumulated
    amortization of $31,782                                   77,187
  Deposits                                                    15,720
                                                         -----------
   TOTAL OTHER ASSETS                                        167,021
                                                         -----------


                                                         $   241,629
                                                         ===========

                       LIABILITIES & STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                       $   119,799
  Accrued expenses, directors & officers                     704,000
  Due to related parties                                     122,350
                                                         -----------
   TOTAL CURRENT LIABILITIES                                 946,149


DEFERRED REVENUE                                             250,000
                                                         -----------

STOCKHOLDERS'  DEFICIT:
  Common stock, 25,000,000 share authorized at $.001
     par value,  23,107,962 issued and outstanding            23,108

  Additional paid in capital                              11,404,888
  Accumulated deficit                                    (12,382,516)
                                                         -----------
   TOTAL STOCKHOLDERS' DEFICIT                              (954,520)
                                                         -----------

                                                         $   241,629
                                                         ===========






         See accompanying notes to the consolidated financial statements




                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED, STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
      FROM INCEPTION (SEPTEMBER 5, 1994), AND FOR THE FOR THE NINE MONTHS S
                    AND THREE MONTHS ENDED SEPTEMBER 30, 2000


                                  From               For the Nine                 For the Three
                               Inception             Months Ended                  Months Ended
                               (09/05/94)            September 30,                 September 30,
                                   To        ---------------------------   ---------------------------
                                09/30/00          2000           1999           2000           1999
                              ------------   ------------   ------------   ------------   ------------

REVENUES:                     $     50,000   $       --     $     50,000   $       --     $       --
                              ------------   ------------   ------------   ------------   ------------


EXPENSES:

Research & development           1,543,304        885,703        244,988        253,934          8,411
Interest                            16,045          2,100         13,471           --            6,723
General & administrative        10,817,553      5,666,854      1,189,703      3,617,927        275,536
Depreciation and amortization       55,614         14,181         12,165          4,727          4,055
                              ------------   ------------   ------------   ------------   ------------
                                12,432,516      6,568,838      1,460,327      3,876,588        294,725
                              ------------   ------------   ------------   ------------   ------------


Net loss                      $(12,382,516)  $ (6,568,838)  $ (1,410,327)  $ (3,876,588)  $   (294,725)
                              ============   ============   ============   ============   ============


Earnings per share:
          Basic & diluted     $      (1.35)  $      (0.38)  $      (0.11)  $      (0.20)  $      (0.02)
                              ============   ============   ============   ============   ============



Weighted average number of shares outstanding:

          Basic & diluted        9,197,149     17,486,505     12,830,726     19,442,095     15,093,417


        See accompanying notes to the consolidated financial statements.



                  STEROIDOGENESIS INHIBITORS INTERNATIONS, INC.
                          (A DEVELOPMENT STATE COMPANY)

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                   (UNAUDITED)


                                                                                         Shares
                                                        Number         Par Value       Reserved
                                                          of            Common            for           Paid in
                                                        Shares           Stock        Conversion        Capital        Warrants
                                                     ------------    ------------    ------------    ------------    ------------
Inception at September 5, 1994                               --      $       --      $       --      $       --      $       --

Shares issued for cash, net of offering costs           6,085,386             609            --           635,481            --
Warrants issued for cash                                     --              --              --              --             5,000
Shares issued as compensation for services                714,500              71            --         1,428,929            --

Loss,  from inception through 12/31/96                       --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------
December 31, 1996                                       6,799,886             680            --         2,064,410           5,000

Issuance of stock, prior to acquisition                   206,350              21            --           371,134            --

Acquisition of subsidiary for stock                     1,503,000             150            --            46,545            --

Recapitalization

Shares of parent redeemed, par value $.0001            (8,509,236)           (851)           --               851            --
Shares of public subsidiary issued, par value $.0001    7,689,690           7,690             820          (8,510)           --


Loss, development stage, 1997                                --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------
December 31, 1997                                       7,689,690           7,690             820       2,474,430           5,000

Conversion of parent's shares                             696,022             696            (696)           --              --
Shares issued for cash, net of offering costs             693,500             694            --           605,185            --
Shares issued in cancellation of debt                     525,000             525            --           524,475            --
Shares issued as compensation                             400,000             400            --           349,600            --

Loss, development stage, 1998                                --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------
December 31, 1998                                      10,004,212          10,005             124       3,953,690           5,000

Conversion of parent's shares                              13,000              13             (13)           --              --
Shares issued in cancellation of debt                      30,000              30            --            29,970            --
Shares issued for cash, net of offering costs              45,000              45            --            41,367            --
Shares issued as compensation                           3,569,250           3,569            --           462,113            --
Shares issued pursuant to convertible debentures:            --              --              --              --              --
Detachable warrants issued                                   --              --              --              --           152,125
Detachable warrants exercised                             100,000             100            --           148,900        (149,000)
Debentures converted to stock                           1,682,447           1,682            --           640,438            --

Loss, development stage, 1999                                --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------

December 31, 1999                                      15,443,909          15,444             111       5,276,478           8,125

Conversion of parent's shares                             128,954             129            (111)            (18)           --
Shares issued for cash, net of offering costs             953,292             953            --           511,493            --
Shares issued in cancellation of debt                     675,000             675            --           492,975            --
Shares issued as compensation                           5,868,000           5,868            --         5,115,874            --
Warrants converted                                         38,807              39            --             3,086          (3,125)
Warrants expired                                             --              --              --             5,000          (5,000)

Loss, development stage,  September 30, 2000                 --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------

September 30, 2000                                   $ 23,107,962    $     23,108    $       --      $ 11,404,888    $       --
                                                     ============    ============    ============    ============    ============

                                                         Total                           Total
                                                        Paid in        Retained      Shareholders'
                                                        Capital        Earnings         Equity
                                                     ------------    ------------    ------------

Inception at September 5, 1994                       $       --      $       --      $       --

Shares issued for cash, net of offering costs             635,481            --           636,090
Warrants issued for cash                                    5,000            --             5,000
Shares issued as compensation for services              1,428,929            --         1,429,000

Loss,  from inception through 12/31/96                       --        (2,152,843)     (2,152,843)
                                                     ------------    ------------    ------------
December 31, 1996                                       2,069,410      (2,152,843)        (82,753)

Issuance of stock, prior to acquisition                   371,134            --           371,155

Acquisition of subsidiary for stock                        46,545            --            46,695

Recapitalization

Shares of parent redeemed, par value $.0001                   851            --              --
Shares of public subsidiary issued,                        (8,510)           --              --
par value $.0001

Loss, development stage, 1997                                --          (979,635)       (979,635)
                                                     ------------    ------------    ------------
December 31, 1997                                       2,479,430      (3,132,478)       (644,538)

Conversion of parent's shares                                --              --              --
Shares issued for cash, net of offering costs             605,185            --           605,879
Shares issued in cancellation of debt                     524,475            --           525,000
Shares issued as compensation                             349,600            --           350,000

Loss, development stage, 1998                                --        (1,009,945)     (1,009,945)
                                                     ------------    ------------    ------------
December 31, 1998                                       3,958,690      (4,142,423)       (173,604)

Conversion of parent's shares                                --              --              --
Shares issued in cancellation of debt                      29,970            --            30,000
Shares issued for cash, net of offering costs              41,367            --            41,412
Shares issued as compensation                             462,113            --           465,682
Shares issued pursuant to convertible debentures:            --              --              --
Detachable warrants issued                                152,125            --           152,125
Detachable warrants exercised                                (100)           --              --
Debentures converted to stock                             640,438            --           642,120

Loss, development stage, 1999                                --        (1,671,255)     (1,671,255)
                                                     ------------    ------------    ------------

December 31, 1999                                       5,284,603      (5,813,678)       (513,520)

Conversion of parent's shares                                 (18)           --              --
Shares issued for cash, net of offering costs             511,493            --           512,446
Shares issued in cancellation of debt                     492,975            --           493,650
Shares issued as compensation                           5,115,874            --         5,121,742
Warrants converted                                            (39)           --              --
Warrants expired                                             --              --              --

Loss, development stage,  September 30, 2000                 --        (6,568,838)     (6,568,838)
                                                     ------------    ------------    ------------

September 30, 2000                                   $ 11,404,888    $(12,382,516)   $   (954,520)
                                                     ============    ============    ============


        See accompanying notes to the consolidated financial statements.



                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED, STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                            From              For the Nine Months
                                                          Inception           Ended September 30,
                                                         (09/05/94)     ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                    to 09/30/00         2000            1999
                                                        ------------    ------------    ------------
Net loss                                                $(12,382,516)   $ (6,568,838)   $ (1,410,327)
Adjustments to reconcile net loss to net cash used in
    operating activities:
          Depreciation and amortization                       54,685          14,181          12,120
          Expenses paid through issuance of stock          7,412,924       5,121,742         465,682
(Increase) decrease in assets:
          Notes receivable-related party                     (17,522)         (6,043)          9,992
          Prepaids & other current assets                    (15,720)          2,000         (23,427)
Increase (decrease) in liabilities:
          Deferred revenue                                   250,000            --              --
          Due to related parties                             122,350           9,100            --
          Accounts payable & accrued expenses                823,994         540,200          69,006
                                                        ------------    ------------    ------------

Net cash used in operating activities                     (3,751,805)       (887,658)       (876,954)
                                                        ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of technology                                      (108,969)           --              --
Purchase of furniture and equipment                          (47,062)           --            (1,092)
Patent registration costs (note 1.d.1))                      (74,114)        (18,567)         (5,248)
                                                        ------------    ------------    ------------

Net cash used in investing activities                       (230,145)        (18,567)         (6,340)
                                                        ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants                                       157,125            --           152,125
Proceeds from debentures                                     642,120            --           642,120
Proceeds from stock offering                               2,166,982         512,446          41,412
Short-term loan proceeds                                   1,048,650         425,000          50,000
                                                        ------------    ------------    ------------

Net cash provided by financing activities                  4,014,877         937,446         885,657
                                                        ------------    ------------    ------------

CHANGE IN CASH                                                32,927          31,221           2,363
CASH AT BEGINNING OF PERIOD                                     --             1,706             494
                                                        ------------    ------------    ------------

CASH AT END OF PERIOD                                   $     32,927    $     32,927    $      2,857
                                                        ============    ============    ============

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of  subsidiary
     for stock                                          $        195    $       --      $       --
Short-term debt retired through issuance
    of stock                                            $  1,048,650    $    493,750    $     30,000

Income taxes and interest paid with cash                        --              --              --


        See accompanying notes to the consolidated financial statements.

                 STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.
                   Notes to Consolidated Financial Statements

                                   (UNAUDITED)

BASIS OF PRESENTATION:

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statementsshould be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 1999, included in the Form 10-KSB for the year then ended.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of September 30, 2000, and the results of operations and cash flows for the nine-month period ending September 30, 2000 and 1999 have been included.

The results of operations for the three-month period ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 1999.

Management notes that stock was issued as followed during the three months ended September 30, 2000:

No. of shares        Issued Pursuant To                        Price/valuation
-------------        ------------------                        ---------------

  2,085,000          Compensation for services rendered          $ 2,116,936
  3,000,000          Board of directors/services                   2,663,100
    200,000          Retire loan                                      50,000
    493,292          Sale of restricted stock                        402,030
 ----------                                                      -----------
  5,778,292                                                      $ 5,232,066
 ----------                                                      -----------

Management notes that the Company was involved in litigation at September 30, 2000. Please see LEGAL PROCEEDINGS, page 23.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

      (a) Section 78.7502 of the Nevada Business Corporation Act, as may be amended or replaced, provides that each corporation shall have the following powers:

            1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, or itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

            2. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

            4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agents is proper in the circumstances. The determination must be made:

                  (a) By the stockholders;

                  (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

                  (d) If a quorum consisting of two directors were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

            5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide, as may be amended from time to time, that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

            6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

            7. The registrant's articles of incorporation limit liability of its officers and directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The  Company   estimates  that  its  expenses  in  connection   with  this
Registration Statement will be as follows:

SEC registration fee..........................      $ 1,050
Legal fees and expenses.......................      $25,000
Accounting fees and expenses..................      $12,000
Miscellaneous.................................      $ 3,000
                                                    -------
Total.........................................      $41,050
                                                    =======

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

      On October 21, 1997, the Company exchanged 4,497,000 restricted shares of the Company for 4,497,000 shares of Steroidogenesis Inhibitors, Inc., a Nevada corporation ("SI, Inc."), held by SI, Inc., shareholders. The Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), to effect the transaction.

      On February 27, 1998, the Company commenced a private offering of its common stock and warrants at a price of $1.00 per unit. The Company sold 1,218,500 units, each consisting of one share of common stock and a warrant to purchase one share of the Company's common stock at a price of $5.00 expiring December 1999. There were no underwriting discounts or commissions paid. The Company relied upon Section 4(2) of the Securities Exchange Act and Rule 506 to effect the sales.

      In December, 1998, and January 1999, the Company issued a total of 200,000 shares of Common Stock to a consultant to secure consulting services. The shares were sold pursuant to Section 3(b) of the Securities Act of 1933 and Regulation D, Rule 504.

      On February 26, 1999, the Company issued 90,000 shares to Harvey Productions, Inc., for television production services performed for the Company. These securities were issued pursuant to Section 3(b) of the Securities Exchange Act of 1934, as amended ("Securities Exchange Act") and Regulation D, Rule 504.

      On April 30, 1999, the Company issued 50,000 shares to Performance Strategies for service pursuant to public relations. The shares were issued under Section 4(2) of the Securities Act and subject to Rule 144 restricted legend.

      On January 1, 1999, and July 1, 1999, the Company issued 100,000 shares of common stock each date to Performance Strategies, Inc., and independent contractor helping with public relations, with 100,000 shares pending issuance for January, 2000. (An initial payment of 25,000 shares was made by the company in July, 1998, at the start of the relationship.) The shares were issued under
Section 4(2) of the Securities Act and subject to Rule 144 restricted legend.

      On March 3, 1999, the Company sold $400,000 of 2% convertible debentures and a warrant to purchase 100,000 shares of common stock at an exercise of $.01 per share at any time from issuance through March 2, 2002, to GEM Singapore Ltd. pursuant to Section 3(b) of the Securities Exchange Act and Regulation D, Rule
504. Subsequent to the issuance of the convertible debentures, and warrants, GEM converted both the debentures and the warrants into 750,087 shares of common stock.

      On March 31, 1999, the Company issued to Generation Capital Associates 426,666 shares of common stock and a cashless warrant to purchase 50,000 shares of common stock for a period of five years at a price of $200,000. These shares and warrants were issued pursuant to Section 3(b) of the Securities Act of 1933 and Regulation D, Rule 504. The Warrant has been terminated. On August 27, 1999, the Company sold $220,000 of 8% convertible debentures at an effective conversion price of $.36 per share, to BVH Holding, L.L.C., pursuant to Section 3(b) of the Securities Exchange Act and Regulation D, Rule 504. Subsequently, these were converted into a total of 605,694 shares of common stock.

       From June, 2000, to November 15, 2000, the Company has issued a total of 943,315 restricted shares for a total of $674,629 to Stein Morgan International Ltd., Kuala Lumpur, Malaysia pursuant to Section 4(2) of the Securities Act and subject to Rule 144 restricted legend.

       The Company has issued, in November, 2000, 1,054,945 shares to Fusion Capital and 25,000 shares to Josephberg, and 50,000 shares to Douglas Bessert, pursuant to Section 4(2) of the Securities Act and subject to Rule 144 restricted legend, with the agreement that they be included in this registration statement. See, "Selling Shareholders."

      All investors above are represented to the Company to be accredited investors under Regulation D.

      The Company issued 300,000 shares to directors for services in 1998 and 3,223,000 shares for 1999 through December 31, 1999 to officers and directors pursuant to Section 4(2) of the Securities Act and subject to Rule 144 restricted legend.

       In summary, by determination of the Board in June, 2000, a total of 3,250,000 shares were issued to the Board of Directors, officers and the law firm for the Company for services, pursuant to Section 4(2) of the Securities Act and subject to Rule 144 restricted legend. These shares are subject to a dispute. See, "Legal Proceedings."

ITEM 27. EXHIBITS.

Index to Exhibits

Exhibit
No.                    Description                                      Page No.
-------                -----------                                      --------

 2.1       Agreement and Plan of Reorganization*

 3.1       Articles of Incorporation, as amended*

 3.2       By-Laws*

 4.1       Form of common stock certificate*

 4.2       1997 Stock Option Plan*

 5.0       Form of Opinion re: Legality of Law Offices of
           Richard Rossi, P.A. (under Exhibit 23.1)

10.1       License Agreement between Cortisol Medical
           Research, Inc., and Steroidogenesis
           Inhibitors, Inc., dated September 6, 1994*

10.2       Exclusive Licensing Agreement between Steroidogenesis
           Inhibitors, Inc., and Steroidogenesis Inhibitors Canada, dated February 10, 1996*

10.3 Consulting Agreement between Performance Strategies, Inc., and the Company dated July 15, 1998*

10.4 Form of Consulting Agreement between The Augustine Equity Fund and the Company dated December 17, 1999*

10.5 Agreement between AIDS Research Alliance Agreement and the Company dated March 5, 1999*

10.6       Assignment between Alfred T. Sapse, M.D., and
           Steroidogenesis Inhibitors International dated
           July 15, 1999*

10.7 Assignment between Steroidogenesis Inhibitors, Inc., and the Company dated July 15, 1999*

10.8       Common Stock Purchase Agreement between Company and
           Fusion Capital Fund II, LLC., dated November 13, 2000

10.9 Form of Registration Rights Agreement between Company and Fusion Capital Fund II, LLC.

21         List of Subsidiaries

23.1       Consent of Experts and Counsel- Consent of Counsel

23.2       Consent of Experts and Counsel- Consent of Accountant

27         Financial Data Schedule

--------------
* Incorporated by reference to the Company's SEC Form 10-SB filing, including any amendments, on file with the Commission.

ITEM 28. UNDERTAKINGS

RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information in the plan of distribution.

(2) For determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, in the State of Nevada on December 19, 2000.


                           STEROIDOGENESIS INHIBITORS INTERNATIONAL, INC.

                           By: /s/ Albert "Bert" Wollen
                              --------------------------------
                               Albert "Bert" Wollen, President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

     SIGNATURE                        TITLE                          DATE
                                   (Capacity)

/s/ Albert "Bert" Wollen      President, Director             December 19, 2000
------------------------

Albert "Bert" Wollen         (Principal Executive Officer,
                              and Director)



/s/ Dr. Janet Greeson         C.E.O., Director                December 19, 2000
------------------------

Dr. Janet Greeson            (Principal Executive Officer
                              and Director)



/s/ Eugene  Boyle             Chief Financial Officer,        December 19, 2000
------------------------      Treasurer, Director

Eugene Boyle                 (Principal Financial and
                              Accounting Officer, and
                              Director)



/s/ Welter Holden             Director                        December 19, 2000
------------------------

Welter Holden